Exhibit 2.1

EXECUTION VERSION

Agreement and Plan of Merger

by and among

WAITR Holdings Inc.,

Wingtip Merger Sub, Inc.

and

BiteSquad.COM, LLC

Dated December 11, 2018

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Exhibits

Exhibit A	Example Calculation of Net Working Capital
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Stockholder Lockup Agreement
Exhibit D-1	Form of Delaware Certificate of Merger
Exhibit D-2	Form of Minnesota Articles of Merger
Exhibit E	Form of Fourth Amended and Restated Operating Agreement of BiteSquad

Annex I	Blocker Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 11, 2018, by and among Waitr Holdings Inc., a Delaware corporation (“Parent”), Wingtip Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and BiteSquad.com, LLC, a Minnesota limited liability company (“BiteSquad”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1.1 hereof or as otherwise defined elsewhere in this Agreement. Parent, Merger Sub and BiteSquad are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           BiteSquad is in the business of providing restaurant ordering and food delivery services using its technology platform.

B.           Immediately prior to the entry into this Agreement, Parent entered into that certain Stock Purchase Agreement with BS12 Hold Daisy, Inc., pursuant to which Parent agreed to acquire, immediately prior to the Closing hereunder, all of the issued and outstanding shares of common stock of BS12 Hold Daisy, Inc., a Delaware corporation (the “Blocker Corp”), the sole assets of which consist of certain Series C Preferred Units of BiteSquad (the “Blocker Agreement”), and the Blocker Agreement is attached hereto as Annex I.

C.           The Parties desire that Merger Sub merge with and into BiteSquad, with BiteSquad being the Surviving Company (the “Merger”), on the terms and subject to the conditions of this Agreement.

D.           Promptly following the execution and delivery of this Agreement by the Parties, BiteSquad will deliver the BiteSquad Member Approval (a) adopting and approving, as the case may be, among other things, (i) the Merger and (ii) this Agreement and (b) invoking the “drag-along” right set forth in Section 9.2 of the BiteSquad Operating Agreement.

E.           As a condition of and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the BiteSquad Unitholders that signed the BiteSquad Member Approval will promptly deliver the drag-along notice required pursuant to Section 9.2(b) of the BiteSquad Operating Agreement (the “Drag-Along Notice”) to BiteSquad and each other BiteSquad Unitholder and each Incentive Unitholder that did not execute and deliver the BiteSquad Member Approval (each such other BiteSquad Unitholder and each Incentive Unitholder, collectively, the “Drag-Along Members”).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

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I.           DEFINITIONS

Section 1.1           Definitions. Any capitalized terms used in this Agreement and not defined elsewhere in this Agreement have the meanings ascribed to such terms in this Section 1.1.

“Accredited BiteSquad Unitholder” has the meaning set forth in Section 3.5(g).

“Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with Parent or Merger Sub) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving all or any material portion of BiteSquad or its businesses or assets or any material portion of the Membership Interests or other equity interests of BiteSquad (including any Incentive Units).

“Action” means any action, cease and desist letter, demand, suit, litigation, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Active Diner” means any unique email address associated with at least one (1) Completed Order on the BiteSquad Web Site during the Measurement Period.

“Adjustment Escrow Account” has the meaning set forth in Section 6.23.

“Adjustment Escrow Agent” has the meaning set forth in Section 6.23.

“Adjustment Escrow Agreement” has the meaning set forth in Section 6.23.

“Adjustment Escrow Amount” means $5,000,000.

“Adjustment Threshold” has the meaning set forth in Section 3.3(c)(i).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which BiteSquad is or has been a member.

“Agreement” has the meaning set forth in the Preamble.

“Applicable State Law” means the DGCL and the MN LLC Act.

“Audited Measurement Period Completed Orders” has the meaning set forth in Section 3.3(a).

“Base Cash Consideration” has the meaning set forth in Section 3.1(a)(i).

“Base Merger Consideration” means the sum of (a) the Base Cash Consideration plus (b) the Stock Consideration Value.

“BiteSquad” has the meaning set forth in the Preamble.

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“BiteSquad Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity or equity-based award, tip pooling, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, in each case (a) that is maintained, sponsored or contributed to by a BiteSquad Party in respect of any current or former directors, officers or employees of BiteSquad or (b) to which any BiteSquad Party has any liability.

“BiteSquad Cash” means the aggregate amount of Cash of the BiteSquad Parties.

“BiteSquad Closing Schedule” has the meaning set forth in Section 3.2.

“BiteSquad Common Units” has the meaning set forth in Section 4.6(a).

“BiteSquad Designee” has the meaning set forth in Section 2.7.

“BiteSquad Intellectual Property” has the meaning set forth in Section 4.18(a).

“BiteSquad Letter of Transmittal” has the meaning set forth in Section 3.6(a).

“BiteSquad Material Adverse Effect” means, with respect to any change, event, fact or condition, individually or in the aggregate, together with all other changes, events, facts and conditions that have occurred prior to the date of determination, any material adverse effect upon (a) the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of BiteSquad, or (b) the ability of BiteSquad to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder; provided, however, that the following shall not be deemed either alone or in combination to constitute, and no adverse change, event, fact or condition directly resulting from any of the following shall be taken into account in determining whether any change, event, fact or condition has had or would reasonably be expected to have a BiteSquad Material Adverse Effect: (i) changes in general economic conditions, to the extent that they do not have a materially disproportionate effect on BiteSquad; (ii) changes generally affecting the specific industry in which BiteSquad operates, to the extent that they do not have a materially disproportionate effect on BiteSquad relative to other industry participants; and (iii) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on BiteSquad.

“BiteSquad Member Approval” means the consent of the holders of the requisite voting units of BiteSquad required under the MN LLC Act and the BiteSquad Operating Agreement to approve and adopt (a) this Agreement and (b) the Merger, including each of the BiteSquad Principals and the Blocker Corp, with respect to all of their Series C Preferred Units and Voting Common Units.

“BiteSquad Member Representative” has the meaning set forth in Section 9.1.

“BiteSquad Member Representative Fund” shall mean an amount equal to $1,000,000.

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“BiteSquad Notes Receivable” means, collectively, the Restaurant Delivery Developers Loans and the Service For You Note.

“BiteSquad Operating Agreement” means that certain Third Amended and Restated Operating Agreement of BiteSquad.com, LLC, dated January 6, 2017, by and among BiteSquad and the founders, investor members and other members party thereto, as amended.

“BiteSquad Parties” means, collectively, BiteSquad and each of its Subsidiaries.

“BiteSquad Principals means, collectively, Arash Allaei and Kian Salehi.

“BiteSquad Related Party” and “BiteSquad Related Parties” has the meaning set forth in Section 10.17.

“BiteSquad Unitholder” means a holder of Membership Interests.

“BiteSquad Web Site” means any public or private website (including mobile apps) developed by BiteSquad.

“BiteSquad’s Knowledge,” “Knowledge of BiteSquad” or similar phrases, means the actual knowledge of each of Arash Allaei, Kian Salehi and Jeff Yurecko and the knowledge that such individuals would have after reasonable investigation and inquiry by such individuals.

“Blocker Agreement” has the meaning set forth in the Recitals.

“Blocker Payment” means the amount payable for all of the issued and outstanding shares of common stock of the Blocker Corp pursuant to the Blocker Agreement.

“Blocker Corp” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in Houston, Texas, Minneapolis, Minnesota or Wilmington, Delaware.

“Cash” means (a) all cash, cash equivalents, and marketable securities of the BiteSquad Parties, in accordance with GAAP, (b) the aggregate amount owed to BiteSquad pursuant to the BiteSquad Notes Receivable, (c) security deposits pursuant to leases, and (d) security deposits held by BiteSquad’s restaurant partners.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Cash Portion” means the portion of the Cash Consideration payable to a particular BiteSquad Unitholder or In-the-Money Incentive Unitholder (rounded up to the nearest whole cent) pursuant to the terms of the BiteSquad Operating Agreement.

“Certificates of Merger” has the meaning set forth in Section 2.1.

“Certificate of Non-Foreign Status” has the meaning set forth in Section 6.13(d).

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“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 3.7(a).

“Closing BiteSquad Cash” has the meaning set forth in Section 3.7(a).

“Closing Cash Consideration” has the meaning set forth in Section 3.7(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” has the meaning set forth in Section 3.7(a).

“Closing Net Working Capital” has the meaning set forth in Section 3.7(a).

“Closing Net Working Capital Target” means $0.00.

“Closing Transaction Expenses” has the meaning set forth in Section 3.7(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Completed Order” means any order in excess of $2.00 in the aggregate, excluding delivery fees, service or other similar fees and taxes, placed through the BiteSquad Web Site pursuant to which items were delivered or picked up, notwithstanding any later refunds or credits.

“Completed Order Adjustment” has the meaning set forth in Section 3.3(a).

“Completed Order Adjustment Percentage” has the meaning set forth in Section 3.3(c)(i).

“Completed Order Audit” has the meaning set forth in Section 3.3(a).

“Compliance Expenses” has the meaning set forth in Section 6.4(b).

“Contract” means any contract, agreement, instrument, lease, sublease, license, deed, mortgage, purchase order, commitment or similar arrangement or undertaking.

“Debt Commitment Letter” means that certain letter from Lugard Road Capital Master Fund, LP to Parent, dated December 11, 2018, as amended, restated, amended and restated, supplemented or replaced in compliance with this Agreement regarding the Debt Financing.

“Debt Financing” means any debt financing pursuant to which any of the Debt Financing Sources has committed, subject to applicable terms and conditions, to lend funds for the purpose of financing the transactions contemplated by this Agreement.

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“Debt Financing Sources” means each Person that has committed to provide or otherwise entered into the Debt Commitment Letter, any other commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement with Parent in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Debt Financing.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.1.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means the Disclosure Schedules delivered by BiteSquad and Parent concurrently with the execution and delivery of this Agreement.

“Drag-Along Notice” has the meaning set forth in the Recitals.

“Drag-Along Members” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with BiteSquad would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Estimated Cash Consideration” has the meaning set forth in Section 3.2(c).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means an agreement, in a form reasonably acceptable to Parent and BiteSquad, between Parent and the Exchange Agent (subject to any modifications thereto required by the Exchange Agent).

“Exchange Agent Fund” has the meaning set forth in Section 3.5(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.7.

“Financing Related Parties” means any Debt Financing Source’s Affiliates or any of its or its Affiliates’ former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents, employees, officers, directors, accountants, consultants, legal counsel, financial advisors or any of their successors or assigns.

“FLSA” means the United States Fair Labor Standards Act of 1938, as amended.

“GAAP” means United States generally accepted accounting principles.

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“Governmental Authority” means any of the following: (a) the United States of America or any other country, (b) any state, commonwealth, province, territory or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities), and (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, Independent Accountant or panel of Independent Accountants.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Holley Matter” means Holley, et al v. BiteSquad.com, LLC, 4:18-cv-572SWW.

“Incentive Unit Cash Amount” means, for each In-the-Money Incentive Unit, an amount of cash (rounded up to the nearest whole cent) payable to the holders of any In-the-Money Incentive Unit pursuant to the terms of the BiteSquad Operating Agreement and the applicable Restricted Unit Agreement.

“Incentive Unit Stock Amount” means, for each In-the-Money Incentive Unit, a number of shares of Parent Common Stock deliverable to the holders of any In-the-Money Incentive Unit pursuant to the terms of the BiteSquad Operating Agreement and the applicable Restricted Unit Agreement.

“Incentive Unitholders” has the meaning set forth in Section 3.2(b).

“Incentive Units” has the meaning set forth in Section 4.6(a).

“In-the-Money Incentive Unit” means an Incentive Unit outstanding immediately prior to the Effective Time having a Threshold Amount less than the sum of the Cash Portion and the Stock Portion allocable to the relevant Incentive Unitholder.

“In-the-Money Incentive Unitholder” means any holder of In-the-Money Incentive Units.

“Indebtedness” means, without duplication and with respect to any BiteSquad Party, all (a) indebtedness for borrowed money, including drawings under lines of credit, (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) guarantees made by such BiteSquad Party on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f), and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Persons” has the meaning set forth in Section 6.11(a).

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“Independent Accountant” means PricewaterhouseCoopers or, in the event that PricewaterhouseCoopers is unwilling or no longer independent, then KPMG US LLP or, in the event that KPMG US LLP is unwilling or no longer independent, then Deloitte LLP.

“Insurance Policies” has the meaning set forth in Section 4.19(a).

“Intellectual Property” means all worldwide (a) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions thereof, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, domain names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing, (c) works of authorship (including Software, websites, photographs, drawings and menus), copyrights, mask work rights, database rights and design rights, whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof and all moral rights associated with any of the foregoing, (d) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, Software, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals (collectively, “Trade Secrets”), and (e) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.7.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned, leased or licensed (including as a cloud service) by BiteSquad for use in the operation of the business of BiteSquad.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or orders of, or issued by, a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Lien” means any mortgage, pledge, easement, security interest, charge, claim, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.

“Management Agreements” has the meaning set forth in Section 6.17.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Measurement Period” means the twelve (12) month period commencing at 12:01 a.m. Hawaii Standard Time October 1, 2017, and ending at 11:59 p.m. Hawaii Standard Time on September 30, 2018.

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“Measurement Period Completed Orders” has the meaning set forth in Section 4.24.

“Membership Interests” means, collectively, the Series C Preferred Units and the BiteSquad Common Units.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Consideration Allocation Schedule” has the meaning set forth in Section 6.13(f)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Minnesota Articles of Merger” has the meaning set forth in Section 2.1.

“MN LLC Act” means the Minnesota Revised Uniform Limited Liability Company Act.

“Mortgage Guarantee” has the meaning set forth in Section 6.18.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Working Capital” means on a consolidated basis the difference between (a) the aggregate current assets of the BiteSquad Parties minus (b) the aggregate current liabilities of the BiteSquad Parties, in each case as calculated in accordance with GAAP using the same accounting methods, practices, policies and principles (including classification and estimation methodologies) used by BiteSquad to prepare the Interim Financial Statements and used in the example calculation of Net Working Capital set forth on Exhibit A (in the case of any conflict between such example calculation and the definitions set forth herein, the definitions shall prevail). For the avoidance of doubt, with respect to the computation of Net Working Capital and, in each case, calculated in accordance the standards set forth in the first sentence of this definition of “Net Working Capital,” (i) the following shall be included within current assets: settlements due from credit card processors, accounts receivable, inventory, prepaid expenses (but excluding the portion of any prepaid expense of which the Surviving Company will not receive the benefit following the Closing) and other current assets and (ii) the following shall be included as current liabilities: restaurant food liability, accounts payable, accrued payroll, accrued sales taxes, accrued gift card liabilities, any liabilities incurred in connection with the Holley Matter and the Weber Matter and other current liabilities; provided, however, that the calculation of Net Working Capital shall exclude (A) Cash, (B) Indebtedness, (C) Transaction Expenses and (D) Compliance Expenses.

“Non-Accredited BiteSquad Unitholder” has the meaning set forth in Section 3.5(g).

“Non-Accredited BiteSquad Unitholder Cash Payment” has the meaning set forth in Section 3.5(g).

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“Nondisclosure Agreement” means that certain Amended and Restated Nondisclosure and Confidentiality Agreement, dated September 5, 2018, by and among Parent (f/k/a Landcadia Holdings, Inc.), BiteSquad and Waitr Incorporated.

“Non-Subject Shares” has the meaning set forth in Section 3.2(a)(vi).

“Non-Voting Common Units” has the meaning set forth in Section 4.6(a).

“Notice” has the meaning set forth in Section 10.3.

“Notice Period” has the meaning set forth in Section 3.7(b).

“Objection Notice” has the meaning set forth in Section 3.7(b).

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a BiteSquad Party.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock of Parent, par value $0.0001, per share.

“Parent Common Stockholders” means, collectively, as of the date of this Agreement, the holders of Parent Common Stock.

“Parent Incentive Plan” has the meaning set forth in Section 5.10.

“Parent Material Adverse Effect” means (a) any change, event or effect that would prevent or materially delay the ability of Parent to perform its obligations under this Agreement or (b) any change, event or effect relating to Parent that would have a material adverse effect on the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of the Surviving Company.

“Parent Organizational Documents” means the Organizational Documents of Parent.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001, per share.

“Parent Termination Fee” has the meaning set forth in Section 8.3(a).

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“Party” and “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 6.21.

“Percentage Interests” mean with respect to any BiteSquad Unitholder or Incentive Unitholder, as of any date of determination, the percentage that all Membership Interests and Incentive Units, in the aggregate, held by such BiteSquad Unitholder or Incentive Unitholder bear to all outstanding Membership Interests and Incentive Units, in the aggregate, as of such date.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of BiteSquad, (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property that are not, individually or in the aggregate, material to the business of BiteSquad, or (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of BiteSquad.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including without limitation, names, addresses, email addresses, account usernames, Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Post-Closing Adjustment Statement” has the meaning set forth in Section 3.7.

“PPACA” has the meaning set forth in Section 4.15(j).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy and Security Requirements” means (a) all applicable Laws relating to the Processing of Personal Information, (b) all applicable Privacy Contracts and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between a BiteSquad Party and any Person that are applicable to the Processing of Personal Information.

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“Privacy Laws” means any Laws or Governmental Orders applicable to the Processing of Personal Information including, without limitation, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Children’s Online Privacy Protection Act (COPPA), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM Act), the Telephone Consumer Protection Act (TCPA), all United States state telemarketing laws, and all Laws related to breach notification.

“Privacy Policies” means all written policies applicable to a BiteSquad Party relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Process” or “Processing” means creation, collection, use (including, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, transfer, transmission, receipt, import, export, protection (including safeguarding and security measures), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (b) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Qualified Termination” has the meaning set forth in Section 8.3(a).

“Reference Price” means $10.00.

“Registered Intellectual Property” has the meaning set forth in Section 4.18(b).

“Registration Rights Agreement” means the Registration Rights Agreement, by and among Parent and each investor party thereto, substantially in the form set forth on Exhibit B.

“Resolution Period” has the meaning set forth in Section 3.7(b).

“Restaurant Delivery Developers Loans” means the loans by BiteSquad to certain Employees pursuant to employment agreements dated as of October 31, 2016.

“Restricted Unit Agreement” means an agreement between BiteSquad and the holder of any Incentive Unit granting an Incentive Unit to such holder.

“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code as originally enacted in P.L. 114-74, and as may be amended including any Treasury Regulations or other administrative guidance promulgated by the IRS or successor provisions and any comparable provision of non-U.S. or U.S. state or local Law.

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“RWI Policy” has the meaning set forth in Section 6.22.

“SEC” the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.8(a).

“Section 409A” has the meaning set forth in Section 4.15(i).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Breach” means any breach, security breach, or breach of Personal Information under applicable Laws.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Series C Preferred Units” has the meaning set forth in Section 4.6(a).

“Service For You Note” means that certain promissory note, dated May 11, 2018 from Service For You, Inc. to BiteSquad

“Signing Form 8-K” has the meaning set forth in Section 6.2.

“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Stock Consideration” means ten million five hundred ninety-two thousand (10,592,000) shares of Parent Common Stock.

“Stock Consideration Value” means $105,920,000.

“Stock Portion” means the portion of the Stock Consideration payable to a particular BiteSquad Unitholder or In-the-Money Incentive Unitholder (rounded to the nearest whole share) pursuant to the terms of the BiteSquad Operating Agreement.

“Stockholder Lockup Agreement” means a lockup agreement substantially in the form of Exhibit C.

“Subordinated Note Amount” means amounts owed by BiteSquad pursuant to that certain Unsecured Convertible Loan Agreement dated September 19, 2018.

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“Subsidiary” with respect to any Person, means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

“Subsidiary Equity Interests” has the meaning set forth in Section 4.4.

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Provisions” has the meaning set forth in Section 8.2.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” means any United States or foreign, state or local income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed or abandoned property, use, transfer, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto.

“Terminating BiteSquad Breach” has the meaning set forth in Section 8.1(b).

“Terminating Parent Breach” has the meaning set forth in Section 8.1(c).

“Threshold Amount” means, with respect to each Incentive Unit, the minimum amount that must be distributed to the holders of Voting Common Units prior to any distributions being made to the holder of such Incentive Unit such that the Incentive Units will be treated as “profits interests” for tax purposes.

“Tracking Applications” means any Software disseminated by any Person on behalf of a BiteSquad Party that is installed on a consumer’s computer and used by any Person on behalf of a BiteSquad Party to monitor, record or transmit information about activities occurring on the computer on which it is installed, or about data that is stored or created on, transmitted from or transmitted to the computer on which it is installed.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

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“Transaction Expenses” means (a) the aggregate amount payable by the BiteSquad Parties to legal counsel, accountants, advisors, brokers and other third parties, and all other out-of-pocket costs and expenses incurred by the BiteSquad Parties in connection with the transactions contemplated by this Agreement, to the extent such amounts are unpaid as of the Effective Time, (b) all transaction, success, retention, termination payment or other bonuses (including employee bonuses) or severance payments in excess of $150,000, in the aggregate, to be paid by any BiteSquad Party as a result of or in connection with the consummation of the transactions contemplated by this Agreement (including any amounts required to be paid under the Management Agreements, whether or not in connection with this Agreement), together with any Taxes incurred by such BiteSquad Party in respect thereof, (c) any Taxes of the Blocker Corp and (d) the costs and expenses incurred in connection with the Completed Order Audit; provided, however, that Transaction Expenses shall not include any Compliance Expenses and the Transactions Expenses contemplated by clause (d) shall only be included if the Completed Order Adjustment results in a decrease in the Base Merger Consideration.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Voting Common Units” has the meaning set forth in Section 4.6(a).

“Waitr” has the meaning set forth in the Recitals.

“Weber Matter” means Weber, et al v. KASA Delivery, LLC, 16-2-13761-0 SEA, King County Superior Court, Washington.

“Wells Fargo SBA Loan” means that certain loan by Wells Fargo Bank, National Association to KSM Real Estate, LLC, dated June 24, 2013, in the original principal amount of $922,000.

“Working Capital Line of Credit” means a secured line of credit, credit facility or term loan with a maximum principal amount not to exceed $15,000,000.

“Year-End Financial Statements” has the meaning set forth in Section 4.7.

Section 1.2           Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the applicable industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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II.   Merger; CLOSING

Section 2.1           The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Applicable State Law, at the Effective Time, (a) Merger Sub shall merge with and into BiteSquad, and (b) the separate corporate existence of Merger Sub shall cease and BiteSquad shall continue its existence under the MN LLC Act as the surviving company in the Merger (the “Surviving Company”). The Merger shall be consummated in accordance with this Agreement and Applicable State Law and evidenced by a Certificate of Merger between Merger Sub and BiteSquad to be filed in Delaware in the form of Exhibit D-1 (the “Delaware Certificate of Merger”) and Articles of Merger to be filed in Minnesota in the form of Exhibit D-2 (the “Minnesota Articles of Merger” and, together with the Delaware Certificate of Merger, the “Certificates of Merger”).

Section 2.2           Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and Applicable State Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and BiteSquad shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub and BiteSquad shall become debts, liabilities and duties of the Surviving Company.

Section 2.3           Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, commencing at 10:00 a.m. NY time on the date that is two (2) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and BiteSquad may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section  2.4          Effective Time. Promptly after the Closing, Merger Sub and BiteSquad shall cause the Certificates of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of the MN LLC Act, as the case may be (the date and time of acceptance by the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota of such filings or such later time as may be agreed to by Parent and BiteSquad (and set forth in the Certificates of Merger) being referred to herein as the “Effective Time”).

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Section 2.5           Organizational Documents of the Surviving Company. At the Effective Time, (a) the certificate of organization of BiteSquad as in effect immediately prior to the Effective Time shall be the certificate of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the BiteSquad Operating Agreement shall be amended and restated in the form set forth on Exhibit E, until thereafter amended in accordance with the terms thereof, the certificate of organization of the Surviving Company or as provided by applicable Law.

Section 2.6           Officers of the Surviving Company. At the Effective Time, the officers of BiteSquad shall become the officers of the Surviving Company and shall remain the officers of the Surviving Company after the Merger, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 2.7           Directors of Parent. At the Effective Time, subject to applicable Law, applicable Nasdaq listing and corporate governance rules and the organizational documents of Parent, the Parties shall (a) cause the number of directors on the Parent Board to be increased to eight (8) and (b) cause to be elected to the Parent Board the designated individual provided in Schedule 2.7 (the “BiteSquad Designee”), who shall become a director of Parent and shall remain a director of Parent after the Merger, in each case until his respective successor is duly elected or appointed and qualified, or his earlier death, resignation or removal.

III.  MERGER CONSIDERATION; EFFECTS ON THE CAPITAL STOCK

Section 3.1           Merger Consideration.  At the Effective Time, Parent shall pay, or cause to be paid, with respect to the Membership Interests and Incentive Units outstanding at the Effective Time, an aggregate amount (the “Merger Consideration”), subject to potential downward adjustment pursuant to Section 3.3, equal to:

(a)          cash (the “Cash Consideration”) in an aggregate amount equal to:

(i)          $202,080,000; provided that, in the event that the Effective Time has not occurred on or before January 31, 2019 (for any reason other than a delay and/or non-performance under this Agreement of BiteSquad), such amount shall be increased to $204,580,000 (the “Base Cash Consideration”);

(ii)         minus the Blocker Payment;

(iii)        plus Closing BiteSquad Cash;

(iv)        minus Closing Indebtedness;

(v)         minus Closing Transaction Expenses;

(vi)        plus the amount by which the Closing Net Working Capital exceeds the Closing Net Working Capital Target, if any;

(vii)       minus the amount by which the Closing Net Working Capital Target exceeds the Closing Net Working Capital, if any; and

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(b)          the Stock Consideration.

Section 3.2           Closing Schedule. Not less than two (2) Business Days prior to the Closing Date, BiteSquad shall deliver to Parent a statement (the “BiteSquad Closing Schedule”), signed by the Chief Financial Officer of BiteSquad, which sets forth the following, as of immediately prior to the Effective Time (or at such other time as specified herein):

(a)         (i) the name and address of each BiteSquad Unitholder, (ii) the number and type of Membership Interests held by each BiteSquad Unitholder, (iii) where applicable, the respective certificate numbers held by each BiteSquad Unitholder, (iv) the Cash Portion to be paid to each BiteSquad Unitholder at the Closing in respect of each type of Membership Interest held by such BiteSquad Unitholder (as adjusted to take into account any required repayment of, or right of offset permitted under, any BiteSquad Notes Receivable), and (v) the Stock Portion to be paid to each BiteSquad Unitholder at the Closing in respect of each type Membership Interest held by such BiteSquad Unitholder and (vi) the number of shares of Parent Common Stock that each BiteSquad Unitholder will receive at the Closing that will not be subject to a Stockholder Lockup Agreement (the “Non-Subject Shares”), and with respect to (iv) and (v), in each case, pursuant to Section 3.3 and as adjusted pursuant to Section 3.5(g);

(b)         (i) the name and address of each holder of Incentive Units (each, an “Incentive Unitholder”), (ii) the grant date and Threshold Amount of each Incentive Unit held by each Incentive Unitholder, (iii) the aggregate number of In-the-Money Incentive Units, (iv) the Incentive Unit Cash Amount to be paid to each Incentive Unitholder at Closing (as adjusted to take into account any required repayment of, or right of offset permitted under, any BiteSquad Notes Receivable, without duplication of any adjustment included Section 3.2(a)(iv)), (v) the Incentive Unit Stock Amount to be paid to each Incentive Unitholder at the Closing, (vi) the number of Non-Subject Shares that each In-the-Money Incentive Unitholder will receive at the Closing and (vii) the number of In-the-Money Incentive Units held by each Incentive Unitholder that are unvested or otherwise subject to forfeiture or redemption conditions at the Effective Time, and with respect to (iv) and (v), in each case, pursuant to Section 3.3 and as adjusted pursuant to Section 3.5(g); and

(c)         a good faith estimate of (i) Net Working Capital, as of 11:59 p.m. New York time on the day immediately preceding the Closing Date, (ii) the Transaction Expenses as of immediately prior to the Closing, (iii) Indebtedness as of immediately prior to the Closing and (iv) BiteSquad Cash as of immediately prior to the Closing, and a calculation of the estimated Cash Consideration (the “Estimated Cash Consideration”), which estimates shall be prepared, and the Estimated Cash Consideration and all components therein shall be determined in a manner consistent with the definitions set forth herein based on BiteSquad’s books and records and other information available at the time, in accordance with GAAP and as calculated using the same methodologies, principles, conventions, policies and procedures as were used in the preparation of the example calculation of Net Working Capital set forth on Exhibit A (it being understood that no representation or warranty is being made by BiteSquad or any other Person with respect to the financial data set forth in such Exhibit).

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(d)         Notwithstanding anything in this Section 3.2 to the contrary, the Cash Portion and the Stock Portion that would be payable to the Blocker Corp if the Blocker Corp were participating in the Merger (rather than the sale of common stock of the Blocker Corp pursuant to the Blocker Agreement) at the Closing shall be allocated to the aggregate Cash Portion and Stock Portion of the other BiteSquad Unitholders and In-the-Money Incentive Unitholders and disbursed to such other BiteSquad Unitholders and In-the-Money Incentive Unitholders pro-rata in accordance with their Percentage Interest (without taking into account the Percentage Interest of the Blocker Corp). The Parties acknowledge and agree that, to the extent permitted by applicable Law, (i) at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, BiteSquad or the Blocker Corp, the Membership Interests owned by the Blocker Corp shall be cancelled and the Blocker Corp shall be treated as not having sold or otherwise exchanged any of its Membership Interests in connection with the Merger and (ii) the sale of the Membership Interests pursuant to this Agreement shall be treated as a purchase by Parent of all of the Membership Interests other than the Membership Interests held by the Blocker Corp.

Section 3.3           Completed Order Adjustment.

(a)          Notwithstanding anything in Section 6.7 to the contrary, BiteSquad shall afford to Parent and the Independent Accountant reasonable access on BiteSquad’s premises during the period commencing on the date of this Agreement and ending on December 31, 2018, to the BiteSquad Parties’ books, records and systems solely to audit, during normal business hours following at least two (2) Business Days’ advanced written notice (the “Completed Order Audit”) the number of Measurement Period Completed Orders (the “Audited Measurement Period Completed Orders”).

(b)         Parent shall cause the Independent Accountant to deliver a written report of the Completed Order Audit to Parent and BiteSquad (the “Completed Order Audit Report”) concurrently and in no event later than January 7, 2019, and if not delivered by such date (through no fault of BiteSquad), then Parent will be deemed to have waived any rights it may have under this Section 3.3. The Independent Accountant shall be bound by obligations of confidence and shall not remove from BiteSquad’s premises any of BiteSquad’s books, records or other information reviewed on such premises, or any copies thereof.

(c)         Upon completion of the Completed Order Audit, the Merger Consideration shall be adjusted (the “Completed Order Adjustment”) as follows:

(i)          if the number of Measurement Period Completed Orders is greater than the number of Audited Measurement Period Completed Orders by a percentage amount greater than seven and one-half percent (7.5%) (the “Adjustment Threshold”) (such excess over the Adjustment Threshold, the “Completed Order Adjustment Percentage”), then the Merger Consideration shall be reduced by an amount equal to (x) the Completed Order Adjustment Percentage multiplied by (y) the sum of (i) the Base Cash Consideration plus (ii) the Stock Consideration Value, allocated proportionally between the Base Cash Consideration and the Stock Consideration (based on the Reference Price); and

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(ii)         if the Completed Order Adjustment Percentage is zero (or a negative number), then the Completed Order Adjustment shall be zero.

(d)         Notwithstanding anything herein to the contrary, in the event that the Completed Order Adjustment is greater than five percent (5%) of the Base Merger Consideration, then Parent shall have the option in its sole discretion to provide notice to BiteSquad, within five (5) Business Days following receipt of the Completed Order Audit Report that it intends to deem the Completed Order Adjustment to be equal to five percent (5%) of the Base Merger Consideration, and if Parent elects not to deem the Completed Order Adjustment to be 5% of the Base Merger Consideration, then BiteSquad shall have the right to terminate this Agreement pursuant to Section 8.1(d), which right must be exercised within five (5) Business Days following receipt of notice from Parent contemplated in this Section 3.3(d).

(e)         For the avoidance of doubt, in no event shall the Completed Order Adjustment result in an increase in the Base Merger Consideration

Section 3.4           Conversion of Membership Interests.

(a)         Conversion of Series C Preferred Units. At the Effective Time, each Series C Preferred Unit shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, BiteSquad or any BiteSquad Unitholder, be canceled and convert automatically into the right to receive that portion of the Cash Consideration and Stock Consideration as set forth on the BiteSquad Closing Schedule, in each case, payable, without interest, to the applicable BiteSquad Unitholder in accordance with Section 3.5 and Section 3.6.

(b)         Conversion of BiteSquad Common Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, BiteSquad or any BiteSquad Unitholder, each issued and outstanding BiteSquad Common Unit shall be canceled and convert automatically into the right to receive that portion of the Cash Consideration and Stock Consideration as set forth on the BiteSquad Closing Schedule, in each case, payable, without interest, to the applicable BiteSquad Unitholder in accordance with Section 3.5 and Section 3.6.

(c)         Conversion of In-the-Money Incentive Units. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, BiteSquad or any In-the-Money Incentive Unitholder, each issued and outstanding Incentive Unit shall be canceled and convert automatically into the right to receive that portion of the Cash Consideration and Stock Consideration as set forth on the BiteSquad Closing Schedule, in each case, payable, without interest, to the applicable In-the-Money Incentive Unitholder in accordance with Section 3.5 and Section 3.6. Each Incentive Unit that is not an In-the-Money Incentive Unit shall automatically, as of the Effective Time, by virtue of the Merger and without any action on the part of part of Parent, Merger Sub, BiteSquad or the holders thereof, be cancelled.

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Section 3.5           Payment of the Merger Consideration.

(a)          At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in each case as set forth on the BiteSquad Closing Schedule, in trust for the benefit of the BiteSquad Unitholders and In-the-Money Incentive Unitholders:

(i)          evidence of book-entry shares representing a number of whole shares of Parent Common Stock equal to the aggregate Stock Consideration deliverable to BiteSquad Unitholders and In-the-Money Incentive Unitholders pursuant to this Article III, which shares of Parent Common Stock (other than the Non-Subject Shares) shall be subject to a Stockholder Lockup Agreement;

(ii)         an amount in cash equal to the Estimated Cash Consideration minus the sum of (A) the Adjustment Escrow Amount plus (B) the BiteSquad Member Representative Fund; and

(iii)        an aggregate amount of cash payable to BiteSquad Unitholders and In-the-Money Incentive Unitholders in lieu of fractional shares pursuant to Section 3.6(c).

(b)         At the Closing, Parent shall pay by wire transfer of immediately available funds on behalf of BiteSquad and/or its Subsidiaries, the amounts payable pursuant to the Payoff Letters to the account(s) designated in the Payoff Letters.

(c)         At the Closing, Parent shall deposit, or shall cause to be deposited, with the Adjustment Escrow Agent, the Adjustment Escrow Amount.

(d)         At the Closing, Parent shall deposit, or shall cause to be deposited, in a segregated account to be held by a third party to be agreed upon by Parent and BiteSquad, which agreement shall not be unreasonably withheld, conditioned or delayed, in accordance with wire instructions provided by the BiteSquad Member Representative, the BiteSquad Member Representative Fund.

(e)         Any such shares of Stock Consideration, Estimated Cash Consideration or other cash deposited from time-to-time with the Exchange Agent (including any amounts deposited pursuant Section 3.7), together with any interest or other earnings thereon shall hereinafter be referred to as the “Exchange Agent Fund.” The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement.

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(f)          Subject to Section 3.6, immediately after the Effective Time, Parent shall cause the Exchange Agent to issue or pay from the Exchange Agent Fund to each BiteSquad Unitholder that holds, immediately prior to the Effective Time and as set forth in the BiteSquad Closing Schedule, Membership Interests and each In-the-Money Incentive Unitholder, (i) evidence of book-entry shares representing the number of whole shares of the aggregate Stock Portion payable to such BiteSquad Unitholder and In-the-Money Incentive Unitholder, which shares shall be subject to the Stockholder Lockup Agreement, and (ii) an amount of cash equal to (A) the aggregate Cash Portion payable to such BiteSquad Unitholder and In-the-Money Incentive Unitholder, plus (B) any cash in lieu of fractional shares payable to such BiteSquad Unitholder and In-the-Money Incentive Unitholder pursuant to Section 3.6(c), by wire transfer of immediately available funds to the account such BiteSquad Unitholders or In-the-Money Incentive Unitholders identified in its respective BiteSquad Letter of Transmittal. Notwithstanding anything in Section 3.2 or this Section 3.5(f) to the contrary, with respect to any In-the-Money Incentive Units that are subject to forfeiture and/or redemption conditions following the Closing in accordance with the terms and conditions set forth in the applicable restricted unit award agreement, the Cash Portion and the Stock Portion payable to the respective In-the-Money Incentive Unitholders at the Closing shall be held in escrow by the Exchange Agent and payable to any such In-the-Money Incentive Unitholder only at such time as the forfeiture and redemption conditions completely lapse, if at all; provided, that in the event of a forfeiture or redemption following the Closing of any In-the-Money Incentive Units, any Cash Portion and Stock Portion allocated to the forfeited or redeemed In-the-Money Incentive Units held in escrow by the Exchange Agent in respect of such In-the-Money Incentive Units shall be reallocated and disbursed to the BiteSquad Unitholders and other In-the-Money Incentive Unitholders in accordance with the Exchange Agent Agreement; provided further, that the BiteSquad Member Representative will have the authority to exercise on behalf of BiteSquad BiteSquad’s right to waive any forfeiture and/or redemption conditions following the Closing in accordance with the terms and conditions set forth in the applicable restricted unit award agreement.

(g)         Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to issue shares of Parent Common Stock to any BiteSquad Unitholders and In-the-Money Incentive Unitholders that Parent, in its sole discretion, does not reasonably believe is an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act (each, a “Non-Accredited BiteSquad Unitholder”). In lieu of issuing the shares of Parent Common Stock to which such Non-Accredited BiteSquad Unitholder would otherwise be entitled under this Article III, Parent may, in its sole discretion, elect to pay to such Non-Accredited BiteSquad Unitholder an amount in cash equal to the product of (i) the Stock Portion payable to such Non-Accredited BiteSquad Unitholder, as set forth on the BiteSquad Closing Statement, multiplied by (ii) the Reference Price (the “Non-Accredited BiteSquad Unitholder Cash Payment”). Notwithstanding anything in this Agreement to the contrary, (x) the aggregate Stock Portion to be paid at the Closing to all BiteSquad Unitholders and In-the-Money Incentive Unitholders that Parent, in its sole discretion, reasonably believes is an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act (the “Accredited BiteSquad Unitholders”), shall be increased by the number of shares of Parent Common Stock that would have otherwise been paid to the Non-Accredited BiteSquad Unitholders at the Closing, and such shares of Parent Common Stock shall be allocated among the Accredited BiteSquad Unitholders on a pro rata basis in accordance with such Accredited BiteSquad Unitholder’s Percentage Interest (without taking into account the Percentage Interests of the Non-Accredited BiteSquad Unitholders) and (y) the aggregate Cash Portion to be disbursed by the Exchange Agent to the Accredited BiteSquad Unitholders shall be decreased by an amount equal to the Non-Accredited BiteSquad Unitholder Cash Payment, and such Cash Portion shall be allocated among the Accredited BiteSquad Unitholders on a pro rata basis in accordance with such Accredited BiteSquad Unitholder’s Percentage Interest (without taking into account the Percentage Interests of the Non-Accredited BiteSquad Unitholders).

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Section 3.6           Procedures Regarding Membership Interests.

(a)          Payment Procedures. Prior to the Closing, BiteSquad shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each BiteSquad Unitholder and In-the-Money Incentive Unitholder entitled to receive Stock Consideration pursuant to Section 3.4(b) or Section 3.4(c), as the case may be, a letter of transmittal to be agreed upon by the Parties and the Exchange Agent prior to the Closing, which shall include the Registration Rights Agreement and the Stockholder Lockup Agreement (the “BiteSquad Letter of Transmittal”) together with any notice required pursuant to the MN LLC Act or Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article VII, in the event that at least three (3) Business Days prior to the Closing Date, a BiteSquad Unitholder or In-the-Money Incentive Unitholder does not deliver to the Exchange Agent a duly executed and completed BiteSquad Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided, that such BiteSquad Unitholder or In-the-Money Incentive Unitholder shall not be entitled to receive its respective Stock Portion until such Person delivers a duly executed and completed BiteSquad Letter of Transmittal to the Exchange Agent. Upon delivery of such duly executed BiteSquad Letter of Transmittal, which shall include a duly executed Registration Rights Agreement and Stockholder Lockup Agreement, by such BiteSquad Unitholder or In-the-Money Incentive Unitholder to the Exchange Agent, such BiteSquad Unitholder or In-the-Money Incentive Unitholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the Merger Consideration in respect of his, her or its Membership Interests and In-the-Money Incentive Units referenced in such BiteSquad Letter of Transmittal. Until surrendered as contemplated by this Section 3.6, each Membership Interest and In-the-Money Incentive Unit shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which such BiteSquad Unitholder or In-the-Money Incentive Unitholder is entitled pursuant to this Article III. Any portion of the Exchange Agent Fund that remains undistributed to the BiteSquad Unitholders and In-the-Money Incentive Unitholders twelve (12) months after the Effective Time shall be delivered to the Surviving Company and any BiteSquad Unitholder or In-the-Money Incentive Unitholder that has not previously complied with this Section 3.6(a) prior to the end of such twelve (12)-month period shall remain entitled to payment of its applicable portion of the Merger Consideration but will thereafter look only to the Surviving Company for such payment, for which the Surviving Company shall remain obligated.

(b)         No Further Rights. All Merger Consideration paid upon the surrender of Membership Interests and In-the-Money Incentive Units in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Membership Interests or In-the-Money Incentive Units, as the case may be, and there shall be no further registration of transfers on the stock transfer books of any BiteSquad Party. From and after the Effective Time, all BiteSquad Unitholders and In-the-Money Incentive Unitholders shall cease to have any rights as members of BiteSquad, except as provided in this Agreement or by applicable Law.

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(c)         Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Common Stock shall be issued in exchange for Membership Interests or In-the-Money Incentive Units. In lieu of the issuance of any such fractional share, Parent shall pay to each former BiteSquad Unitholder or In-the-Money Incentive Unitholder that otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) equal to the product of (i) the Reference Price multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such BiteSquad Unitholder or In-the-Money Incentive Unitholder would otherwise be entitled to receive pursuant to this Article III.

(d)         Dividends. No dividends or other distributions declared with respect to Parent Common Stock, the record date for which is at or after the Effective Time, shall be paid to any BiteSquad Unitholder or In-the-Money Incentive Unitholder that has not delivered a properly completed, duly executed BiteSquad Letter of Transmittal. After the delivery of a duly executed BiteSquad Letter of Transmittal, such BiteSquad Unitholder or In-the-Money Incentive Unitholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to Parent Common Stock issuable to such BiteSquad Unitholder or In-the-Money Incentive Unitholder.

Section 3.7           Merger Consideration Adjustments.

(a)          As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Parent shall cause the Surviving Company to prepare and deliver to the BiteSquad Member Representative (i) an unaudited consolidated balance sheet of the Surviving Company and its Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) and (ii) a statement (together with the Closing Balance Sheet, the “Post-Closing Adjustment Statement”) setting forth in detail Parent’s calculation of (A) Net Working Capital as of the Effective Time (the “Closing Net Working Capital”), (B) Transaction Expenses to the extent unpaid at the Effective Time (the “Closing Transaction Expenses”), (C) Indebtedness as of immediately prior to the Closing (the “Closing Indebtedness”), (D) BiteSquad Cash as of immediately prior to the Closing (the “Closing BiteSquad Cash”) and (E) Cash Consideration as of the Closing (the “Closing Cash Consideration”). The Post-Closing Adjustment Statement will be prepared, and the Closing Cash Consideration and all components therein will be determined, in each case as of the Effective Time in a manner consistent with the definitions set forth herein based on the BiteSquad Parties’ books and records and other information available at the time, and in accordance with the same methodologies, principles, conventions, policies and procedures as were used in the preparation of the Cash Consideration in the BiteSquad Closing Schedule, including those that were used in the preparation of the example calculation of Net Working Capital set forth on Exhibit A.

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(b)         If the BiteSquad Member Representative has any objections to the Post-Closing Adjustment Statement, then the BiteSquad Member Representative shall, within sixty (60) days after the BiteSquad Member Representative’s receipt thereof (the “Notice Period”), give written notice (the “Objection Notice”) to Parent specifying in reasonable detail such objections and the basis therefor. If the BiteSquad Member Representative does not deliver the Objection Notice within the Notice Period, the Post-Closing Adjustment Statement shall be final, binding and conclusive on the BiteSquad Member Representative, the BiteSquad Unitholders, the Incentive Unitholders and Parent. If the BiteSquad Member Representative provides an Objection Notice within the Notice Period, then the BiteSquad Member Representative and Parent shall negotiate in good faith regarding objections specified in the Objection Notice only during the fifteen (15) Business Day period (the “Resolution Period”) after the date of Parent’s receipt of the Objection Notice to resolve any disputes regarding the Post-Closing Adjustment Statement. If the BiteSquad Member Representative and Parent are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to the Independent Accountant, who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement. The Independent Accountant shall act as an expert and not as an arbitrator to determine, based solely on the presentations by the BiteSquad Member Representative and Parent and not by independent review, only those issues in the Objection Notice that remain in dispute. Upon final resolution of all such disputed items, the Independent Accountant shall issue a report showing its final calculation of such disputed items. The determination of the Independent Accountant shall be final, binding and conclusive on the BiteSquad Member Representative, the BiteSquad Unitholders, the Incentive Unitholders and Parent. Parent shall pay the fees and expenses of the Independent Accountant; provided, however, that the BiteSquad Member Representative, the BiteSquad Unitholders and the Incentive Unitholders (on the one hand) shall reimburse Parent for such fees and expenses in proportion to the amounts by which its proposal differed from the Independent Accountant’s final determination, with such reimbursement to be made from the Adjustment Escrow Account. In connection with the resolution of any dispute, each Party shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Post-Closing Adjustment Statement shall be resolved as set forth in this Section 3.7(b).

(c)         (i) In the event that the Closing Cash Consideration as finally determined pursuant to this Section 3.7 is greater than the Estimated Cash Consideration, then (A) Parent shall pay the amount of such difference in cash by wire transfer of immediately available funds to the Exchange Agent to be disbursed to the BiteSquad Unitholders and In-the-Money Incentive Unitholders in accordance with the Exchange Agent Agreement, and (B) Parent and the BiteSquad Member Representative shall deliver a joint written instruction to the Adjustment Escrow Agent to release by wire transfer of immediately available funds the Adjustment Escrow Amount to the Exchange Agent to be disbursed to the BiteSquad Unitholders and In-the-Money Incentive Unitholders in accordance with the Exchange Agent Agreement; and (ii) in the event that the Closing Cash Consideration as finally determined pursuant to this Section 3.7 is less than the Estimated Cash Consideration, (A) then Parent and the BiteSquad Member Representative shall deliver a joint written instruction to the Adjustment Escrow Agent to release to Parent by wire transfer of immediately available funds an amount equal to the portion of the Adjustment Escrow Amount equal to such difference and, (B) thereafter, if there remains any Adjustment Escrow Amount in the Adjustment Escrow Account, then Parent and the BiteSquad Member Representative shall deliver a joint written instruction to the Adjustment Escrow Agent to release such balance to the Exchange Agent to be disbursed to the BiteSquad Unitholders and In-the-Money Incentive Unitholders in accordance with the Exchange Agent Agreement. Notwithstanding anything in this Agreement to the contrary, the Adjustment Escrow Amount shall be Parent’s sole and exclusive remedy for any and all claims it may have with respect to any adjustments to the Cash Consideration under this Agreement and, for the avoidance of doubt, in no event shall the BiteSquad Unitholders and Incentive Unitholders (or any of them), the BiteSquad Member Representative or any other Person have any obligation or liability therefor even if the aggregate amount of such adjustments were to exceed the balance of the Adjustment Escrow Account.

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(d)         Payment of any applicable adjustment hereunder shall be made within five (5) Business Days of the final determination of the Closing Cash Consideration hereunder.

(e)         Any payment to be made pursuant to this Section 3.7 shall be treated by all Parties for Tax purposes as adjustments to the Merger Consideration. Notwithstanding anything herein to the contrary, the BiteSquad Member Representative and the Exchange Agent shall be entitled to deduct and withhold from any distributions made by it to the BiteSquad Unitholders and Incentive Unitholders under this Section 3.7 such Taxes as it is required to deduct and withhold under any provision of applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such BiteSquad Unitholders and Incentive Unitholders in respect of which such deduction and withholding was made.

Section 3.8          Withholding Rights. BiteSquad, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any Taxes that are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

IV.    REPRESENTATIONS AND WARRANTIES CONCERNING BiteSquad

Except as set forth in the Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), BiteSquad represents and warrants to Parent and Merger Sub, as follows:

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Section 4.1           Organization and Authority. BiteSquad is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Minnesota and (b) has all requisite company power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of BiteSquad previously made available by BiteSquad to Parent and its representatives, are true, accurate and complete and are in effect as of the date of this Agreement. BiteSquad is duly licensed or qualified and in good standing as a foreign limited liability company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a BiteSquad Material Adverse Effect.

Section 4.2           Authorization and Enforceability. BiteSquad has all requisite company power and authority to execute, deliver and perform this Agreement and, upon receipt of the BiteSquad Member Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of managers of BiteSquad, and except for BiteSquad Member Approval, no other company proceeding on the part of BiteSquad is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by BiteSquad and assuming due authorization and execution by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of BiteSquad, enforceable against BiteSquad in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3           Noncontravention. The execution, delivery and performance of this Agreement by BiteSquad and, upon receipt of the BiteSquad Member Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of BiteSquad’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to BiteSquad, or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) result in the creation of any Lien upon any of the material properties or assets of BiteSquad, except in the case of clauses (b), (c) and (d), where any such conflict has not had and would not reasonably be expected to have, individually or in the aggregate, a BiteSquad Material Adverse Effect.

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Section 4.4           Subsidiaries. Schedule 4.4 lists for each Subsidiary of BiteSquad (a) its authorized (i) common stock, preferred stock or other equity interests, (ii) securities entitled to convert into or be exchanged for any security described in clause (i), and (iii) any option, warrant or other right to purchase or otherwise acquire any security described in clauses (i) and (ii) (collectively, the “Subsidiary Equity Interests”), (b) the number and type of Subsidiary Equity Interests issued and outstanding, and (c) the identity of each owner (of record and beneficially) of such Subsidiary Equity Interest and number held by each holder. All outstanding Subsidiary Equity Interests are owned of record by one or more of the BiteSquad Parties, free and clear of all Liens. All the outstanding Subsidiary Equity Interests of each Subsidiary of BiteSquad have been duly authorized and validly issued. No Subsidiary of BiteSquad has any outstanding subscription, option, warrant, call or exchange right, convertible security, or other obligations in effect giving any Person the right to acquire any Subsidiary Equity Interests.

Section 4.5           Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party (other than BiteSquad Member Approval) is required on the part of BiteSquad with respect to BiteSquad’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair or materially delay the ability of BiteSquad to perform its obligation under this Agreement or to consummate the transactions contemplated hereby, and (c) the filings of the Certificates of Merger in each of Delaware and Minnesota in accordance with the DGCL and the MN LLC Act, respectively.

Section 4.6           Capitalization.

(a)         BiteSquad has issued and outstanding 5,675,624 units, consisting of (i) 1,456,036 units designated “Series C Preferred Units” (the “Series C Preferred Units”), (ii) 1,998,570 units designated “Voting Common Units” (the “Voting Common Units”), (iii) 1,614,299 units designated “Non-Voting Common Units” (the “Non-Voting Common Units” and, together with the Voting Common Units, the “BiteSquad Common Units”), (v) 165,410 units designated Series B Incentive Units (the “Series B Incentive Units”), and (vi) 441,309 units designated Special Incentive Units (the “Special Incentive Units”, and collectively with the Series B Incentive Units, the “Incentive Units”). All of the issued and outstanding Membership Interests and Incentive Units (x) have been duly authorized and validly issued and are fully paid and nonassessable, (y) were issued in compliance in all material respects with applicable Law, and (z) were not issued in breach or violation of any preemptive rights or Contract. All Membership Interests are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. Except as set forth on Schedule 4.6(a), all Incentive Units will fully vest as of the Effective Date and are not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. Set forth on Schedule 4.6(a) is a true, accurate and complete list of each BiteSquad Unitholder and Incentive Unitholder and the number of each class of Membership Interests and Incentive Units held by each holder thereof as of the date hereof. Except as set forth on Schedule 4.6(a), there are no other equity interests of BiteSquad authorized, reserved, issued or outstanding.

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(b)         There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require BiteSquad to issue, sell or otherwise cause to become outstanding any membership interests in BiteSquad (including the Membership Interests and Incentive Units). There are no outstanding or authorized unit appreciation, phantom unit or similar rights with respect to the Membership Interests.

(c)         Except as set forth on Schedule 4.6(c), there are no voting trusts, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any Membership Interests.

Section 4.7           Financial Statements. Attached as Schedule 4.7(a)(i) are true, accurate and complete copies of the audited consolidated balance sheets, statements of operations, statements of members’ equity and statements of cash flows of BiteSquad as of and for the twelve-months ended December 31, 2016 and 2017 (collectively, the “Year-End Financial Statements”) and draft unaudited consolidated balance sheets, statements of operations, statements of members’ equity and statements of cash flows of BiteSquad as of and for the nine (9)-month period ended September 30, 2018, which are still subject to review by BiteSquad’s auditors (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP.  The Financial Statements present fairly, in all material respects, the financial position, results of operations, members’ equity and cash flows of BiteSquad as of the dates and for the periods indicated in such Financial Statements in accordance with past practice (except, for normal year-end or interim adjustments the impact of which are not material) and were derived from, and accurately reflect in all material respects, the books and records of the BiteSquad Parties.  The BiteSquad Parties’ books and records are complete and accurate in all material respects.

Section 4.8           Indebtedness. Except as set forth on Schedule 4.8, no BiteSquad Party has any Indebtedness, other than accounts payable incurred in the ordinary course of business consistent with past practice.

Section 4.9           Undisclosed Liabilities. There is no liability, debt or obligation against any BiteSquad Party that would be required to be set forth or reserved for on a balance sheet of such BiteSquad Party (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (if any) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the BiteSquad Parties, taken as a whole) or (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of business consistent with past practice.

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Section 4.10         Litigation and Proceedings. Except as set forth on Schedule 4.10, there are (a) no pending or, to BiteSquad’s Knowledge, threatened, Actions against any BiteSquad Party, or otherwise affecting any BiteSquad Party or its assets, that, individually or in the aggregate, would be material to the BiteSquad Parties, taken as a whole, and (b) to BiteSquad’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No BiteSquad Party or any property, asset or business of any BiteSquad Party is subject to any Governmental Order, or, to BiteSquad’s Knowledge, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to any BiteSquad Party. There is no unsatisfied judgment or any open injunction binding upon any BiteSquad Party that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of BiteSquad to enter into and perform its obligations under this Agreement.

Section 4.11         Compliance with Laws; Permits.

(a)          Each BiteSquad Party has complied, and is now complying, in each case in all respects, with all Laws applicable to it or its business, properties or assets, except such non-compliance as would not have a material adverse effect upon (i) the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of BiteSquad, or (ii) the ability of BiteSquad to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b)          All material Permits required for each BiteSquad Party to conduct its business have been obtained by it and are valid and in full force and effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit of any BiteSquad Party.

Section 4.12         Contracts.

(a)          Schedule 4.12(a) contains a true, accurate and complete list of each of the following written or oral Contracts (collectively, the “Material Contracts”) to which a BiteSquad Party is a party or otherwise bound that is currently in effect:

(i)          each Contract that involves aggregate consideration in excess of $50,000 and that, in each case, cannot be cancelled by the BiteSquad Party that is party thereto without penalty or without more than thirty (30) days’ notice;

(ii)         each Contract or group of related Contracts with the same party for the purchase by any BiteSquad Party of products or services (A) under which the undelivered balance exceeds $50,000, or (B) which based on monthly payments prior to the Effective Date, involves a payment obligation of any BiteSquad Party in excess of $50,000 individually or in the aggregate;

(iii)        each Contract or group of related Contracts with the same party for the sale of products or services by any BiteSquad Party (A) under which the undelivered balance exceeds $50,000, or (B) which based on monthly payments prior to the Effective Date, involves a payment obligation to any BiteSquad Party in excess of $50,000 individually or in the aggregate;

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(iv)        each Contract that requires a BiteSquad Party to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)         each Contract that (A) prohibits any BiteSquad Party from engaging in any line of business or competing with any Person or in any geographic area or (B) restricts the Persons to whom a BiteSquad Party may sell products or deliver services, which prohibition or restriction set forth in (A) or (B) respectively, is material to the BiteSquad Parties, taken as a whole;

(vi)        each Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person (other than a BiteSquad Party) with respect to any material asset of a BiteSquad Party;

(vii)       each Contract pursuant to which a BiteSquad Party has acquired or disposed of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii)      each Contract for the employment of any officer or individual employee, any Contract for the provision of consulting services by any individual person or any Contract for the provision of services by any independent contractor;

(ix)         all Contracts related to Indebtedness;

(x)          all Contracts that provide for the indemnification by a BiteSquad Party of any Person or the assumption of liability of any Person and that are otherwise Material Contracts;

(xi)         each material lease or agreement under which a BiteSquad Party is lessee of, or holds or operates, any tangible personal property or Leased Real Property owned by any other person;

(xii)        each lease or agreement under which a BiteSquad Party is lessor of, or permits any third party to hold or operate, any tangible property, real or personal, owned by any BiteSquad Party;

(xiii)       all Contracts with any Governmental Authority;

(xiv)      any Contracts that provide for any joint venture, partnership or similar arrangement by any BiteSquad Party;

(xv)       all collective bargaining agreements or Contracts with any union or other labor organization;

(xvi)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

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(xvii)     each Contract pursuant to which a BiteSquad Party may be required to pay commissions or royalty payments;

(xviii)    all Contracts relating to the development, ownership, use, license of, registration, enforcement of or exercise of any rights under any Intellectual Property, excluding licenses of commercially available off-the-shelf software having a replacement cost of less than $25,000 and non-exclusive licenses granted by any BiteSquad Party to its customers in the ordinary course of business consistent with past practice;

(xix)       each master services agreement that materially deviates from the form of Restaurant Marketing and Service Agreement set forth on Schedule 4.12(a)(xix);

(xx)        each Privacy Contract; and

(xxi)       any other Contract that is material to a BiteSquad Party and not previously disclosed pursuant to this Section 4.12.

(b)         Each Material Contract is valid and binding on the BiteSquad Party that is party thereto in accordance with its terms and is in full force and effect. No BiteSquad Party or, to BiteSquad’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract by a BiteSquad Party or, to BiteSquad’s Knowledge, any other party thereto, or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. BiteSquad has made available to Parent true, accurate and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

Section 4.13         Real Property.

(a)         No BiteSquad Party currently owns, or has ever owned, any interest in real property.

(b)         Schedule 4.13(b) sets forth a true, accurate and complete list of all leasehold or subleasehold estates and other rights to hold, use, possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by each BiteSquad Party as of the Effective Time (the “Leased Real Property”).

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(c)          Except as set forth on Schedule 4.13(c), the Leased Real Property constitutes all of the facilities used or occupied by the BiteSquad Parties in the conduct of its business as currently conducted. With respect to the Leased Real Property: (i) to BiteSquad’s Knowledge, each BiteSquad Party has all easements and rights necessary to conduct its business, as currently conducted; (ii) no portion thereof is, to BiteSquad’s Knowledge, subject to any pending or threatened condemnation proceeding or proceeding by any Governmental Authority; (iii) no BiteSquad Party has received written notice, and to BiteSquad’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (v) no BiteSquad Party has received any written notice of, and to BiteSquad’s Knowledge there are no, any outstanding options or rights of first refusal held by any other person to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) no BiteSquad Party has received written notice of, and to BiteSquad’s Knowledge there are no parties (other than a BiteSquad Party) in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled; and (vii) the Leased Real Property has been supplied with utilities and other services reasonably sufficient for the operation of each BiteSquad Party’s business as currently conducted and as proposed to be conducted.

Section 4.14         Title to Assets; Condition and Sufficiency.

(a)         Except as set forth in Schedule 4.14(a), the BiteSquad Parties have good and valid title to, or a valid leasehold or sub-leasehold interest in, all of the tangible properties and assets reflected in the Financial Statements, free and clear of any and all Liens, other than Permitted Liens. Other than this Agreement, there are no agreements with, options or rights granted in favor of, any person to directly or indirectly acquire any BiteSquad Party’s business, or any interest therein or any tangible properties or assets of a BiteSquad Party, other than in the ordinary course of business consistent with past practices. Except as set forth in Schedule 4.14(a), no tangible assets or properties used by each BiteSquad Party in the conduct of its business, as currently conducted, are held in the name or in the possession of any person or entity other than such BiteSquad Party.

(b)         The buildings, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property of each BiteSquad Party are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property currently owned or leased by the BiteSquad Parties, together with all other properties and assets of the BiteSquad Parties, are sufficient for the continued conduct of each BiteSquad Party’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the BiteSquad Parties as currently conducted.

Section 4.15         Employee Benefits.

(a)         Schedule 4.15(a) sets forth, as of the date of this Agreement, a complete list of all BiteSquad Benefit Plans. With respect to each BiteSquad Benefit Plan, BiteSquad has made available to Parent a current, true, accurate and complete copy of each such BiteSquad Benefit Plan (or if no such copy exists, a written description) and, to the extent applicable, (i) any amendment, (ii) employee handbooks, summary plan description and summary of material modification, (iii) trust agreement or other funding instrument, (iv) most recent three (3) years of Form 5500 and attachments, audited financial statements, actuarial reports and non-discrimination testing results.

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(b)         All amounts owed by the BiteSquad Parties under the terms of any BiteSquad Benefit Plan have been timely paid in full when and as required to be paid. Each BiteSquad Benefit Plan that provides health or welfare benefits is fully insured, and any incurred but not reported claims under each such BiteSquad Benefit Plan that is not fully insured have been accrued in accordance with GAAP. Each BiteSquad Party has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course of business, with regard to each BiteSquad Benefit Plan.

(c)         Each BiteSquad Benefit Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with the applicable terms of ERISA, the Code, and any other applicable Law, in each case in all material respects. Each required report and description of a BiteSquad Benefit Plan (including Form 5500 annual reports, summary annual reports and summary plan descriptions, and summaries of material modifications) have been (to the extent required) timely filed with the Internal Revenue Service, the United States Department of Labor, or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other applicable Law with respect to each BiteSquad Benefit Plan have been given.

(d)         Each BiteSquad Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination or opinion letter from the Internal Revenue Service, and nothing has occurred, whether by action or failure to act, that could be expected to cause such determination letter to be revoked.

(e)         Except as set forth on Schedule 4.15(e), neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein shall accelerate the time of vesting for, change the time of payment to, result in severance pay or cause an increase in severance pay upon any termination of employment after the date hereof, or increase the amount of compensation due to, any director, employee or officer, of any BiteSquad Party, or result in the loss of deduction pursuant to Section 280G of the Code. No individual has a right to receive from any BiteSquad Party any gross-up payment in respect of Taxes that may be imposed under Section 409A or Section 4999 of the Code.

(f)          No BiteSquad Party or any ERISA Affiliate contributes to, or has any obligation to contribute to, or has any liability (contingent or otherwise) with respect to, any plan that is subject to Title IV of ERISA.

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(g)         There are no BiteSquad Benefit Plans that include, nor are there any current or former employees, officers, directors or consultants of any BiteSquad Party eligible for, any retiree medical or other post-employment health or welfare benefits, other than those receiving or eligible to receive COBRA continuation coverage under Section 4980B of the Code.

(h)         With respect to any BiteSquad Benefit Plan, including any assets of any such BiteSquad Benefit Plan or any fiduciary to any such BiteSquad Benefit Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to BiteSquad’s Knowledge, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Internal Revenue Service or other Governmental Authority is pending, or, to BiteSquad’s Knowledge, threatened. There has been no non-exempt “prohibited transaction” (and there will be none as a result of any of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any BiteSquad Benefit Plan.

(i)          Each BiteSquad Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder (collectively, “Section 409A”), and is in documentary compliance with the applicable provisions of Section 409A.

(j)          Each BiteSquad Benefit Plan, to the extent subject to the provisions of the Patient Protection and Affordable Care Act (“PPACA”), is and has been administered in all material respects in accordance with the requirements of PPACA, the Code, ERISA and other applicable Laws. No event has occurred with respect to any BiteSquad Benefit Plan that is subject to PPACA that would subject a BiteSquad Party or any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by PPACA, ERISA, the Code or other applicable Laws.

(k)         With respect to each BiteSquad Benefit Plan that is subject to coverage, nondiscrimination and/or top-heavy testing, each such BiteSquad Benefit Plan has passed each such applicable test for each plan year for which the statute of limitations under the Code has not expired and/or has taken the appropriate actions to correct any failure of any such test within the applicable time limits.

Section 4.16         Labor and Employment.

(a)         No BiteSquad Party is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union or other labor organization representing any of its employees, and there is no union organizing effort pending or threatened against any BiteSquad Party with respect to any employees. There has not been, nor to BiteSquad’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any BiteSquad Party.

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(b)         Except as set forth on Schedule 4.16(b), each BiteSquad Party is and has been in compliance, in all respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, independent contractors and consultants of such BiteSquad Party, including hiring, termination, discrimination, workplace safety, leaves of absence, workers’ compensation, payment of taxes, immigration, terms and conditions of employment, wages and hours, classification (exempt/nonexempt and independent contractor/employee) and the Workers Adjustment and Retraining Notification Act except such non-compliance as would not have a material adverse effect upon (i) the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of BiteSquad, or (ii) the ability of BiteSquad to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. Except as set forth on Schedule 4.16(b), there are no Actions against any BiteSquad Party pending, or to BiteSquad’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or Independent Accountant in connection with the employment of any current or former employee, consultant or independent contractor of any BiteSquad Party, including, without limitation, any charge, investigation or claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws, in each case that would otherwise subject any BiteSquad Party to any material liability.

(c)         Notwithstanding anything to the contrary in this Agreement, each BiteSquad Party is in compliance with the FLSA, in all material respects, including, but not limited to, its requirements concerning tip-credits and tip-pooling. To the extent a BiteSquad Party is operating in any jurisdiction that contains laws, statutes, or ordinances concerning such BiteSquad Party’s wage and hour practices, including, without limitation, any requirements concerning tipped employees, tip-credits and tip-pooling, that are more restrictive than the FLSA, this representation expressly includes such BiteSquad Party’s compliance with such laws, statutes, or ordinances.

Section 4.17         Taxes.

(a)         All material Tax Returns required by Law to be filed by each BiteSquad Party have been timely filed, and all such Tax Returns are true, accurate and complete in all material respects.

(b)         All material amounts of Taxes due and owing by each BiteSquad Party have been paid.

(c)         Each BiteSquad Party has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

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(d)         No BiteSquad Party is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. No BiteSquad Party has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to BiteSquad’s Knowledge, no such claims have been threatened. With respect to each BiteSquad Party, no written claim has been made, and to BiteSquad’s Knowledge, no oral claim has been made, since such BiteSquad Party’s incorporation by any Governmental Authority in a jurisdiction where such BiteSquad Party does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of such BiteSquad Party and no written request for any such waiver or extension is currently pending.

(e)         No BiteSquad Party has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years immediately preceding the date of this Agreement.

(f)          No BiteSquad Party has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)         No BiteSquad Party shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (vi) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (vii) election made pursuant to Section 965 of the Code.

(h)         There are no Liens with respect to Taxes on any of the assets of any BiteSquad Party, other than Liens for Taxes not yet due and payable.

(i)          No BiteSquad Party has ever (i) been a member of an Affiliated Group or (ii) had any liability for the Taxes of any Person (other than such BiteSquad Party) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(j)          No BiteSquad Party is a party to or bound by, and does not have any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k)         No BiteSquad Party has granted any power of attorney that is currently in force with respect to any material Taxes or material Tax Returns.

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(l)          BiteSquad is (and has been for its entire existence) classified as a partnership for U.S. federal income tax purposes and no election has been made (or is pending) to change such treatment. Except with respect to KASA Delivery Corporation, a Minnesota corporation, all Subsidiaries of BiteSquad are (and have been for their entire existence) classified as “disregarded entities” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.

(m)        No member (or former member) has any right to any distributions with respect to Taxes (or otherwise) from BiteSquad that will survive the Closing.

(n)         BiteSquad has not made any election with respect to the Revised Partnership Audit Provisions, including, but not limited to, electing to apply any provision of the Revised Partnership Audit Provisions prior to January 1, 2018.

(o)         No BiteSquad Unitholder shall be treated as realizing any compensation income for income Tax or employment Tax purposes in connection with the “vesting” of a unit, a capital shift resulting from the terms of this Agreement or the operating agreement, or any other payment provided to be made to a holder of units.

(p)         No BiteSquad Party (other than KASA Delivery Corporation) pays any income Taxes in any state or local or non-U.S. jurisdiction and no BiteSquad Party is obligated, or has agreed, to pay any income Taxes of any of its members (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction, or otherwise).

Section 4.18         Intellectual Property.

(a)          The BiteSquad Parties own all right, title and interest in, or has a valid and enforceable written license or right to use, all the Intellectual Property used in connection with, or otherwise necessary for, conducting the business of the BiteSquad Parties as currently conducted and as proposed to be conducted (the “BiteSquad Intellectual Property”). BiteSquad is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens. To BiteSquad’s Knowledge, all Owned Intellectual Property is valid and enforceable.

(b)         Schedule 4.18(b) contains a true, accurate and complete list of all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, quasi-governmental authority or registrar (the “Registered Intellectual Property”), including (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. Schedule 4.18(b) also sets forth all material unregistered Owned Intellectual Property. Except as set forth on Schedule 4.18(b), no loss or expiration of any Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any BiteSquad Party, including failure by a BiteSquad Party to pay any required maintenance fees).

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(c)          The BiteSquad Parties have taken all commercially reasonable action to maintain and protect all of BiteSquad Intellectual Property. The BiteSquad Parties have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other confidential information of the BiteSquad Parties (and any confidential information owned by any Person to whom a BiteSquad Party has a confidentiality obligation). No Trade Secrets or any other confidential information of the BiteSquad Parties or of any Person to whom a BiteSquad Party owes a duty of confidentiality has been disclosed by any BiteSquad Party to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person. No current or former founder, officer, director, shareholder, employee, contractor, or consultant of a BiteSquad Party has any right, title or interest, directly or indirectly, in whole or in part, in any BiteSquad Intellectual Property. Each BiteSquad Party has obtained from all Persons (including all current and former founders, officers, directors, shareholders, employees, contractors, consultants and agents) who have created any Intellectual Property for a BiteSquad Party valid and enforceable written assignments of any such Intellectual Property to such BiteSquad Party and BiteSquad has made available true, accurate and complete forms of such assignments to Parent. To BiteSquad’s Knowledge, no Person is in violation of any such written confidentiality or assignment agreements.

(d)         Schedule 4.18(d) sets forth a true, accurate and complete list of all Software that is Owned Intellectual Property. All such Software (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the BiteSquad Parties or conveyed thereby to its customers or other transferees, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Self-Help Code, Unauthorized Code or similar programs, (iii) has been upgraded as necessary so that the Software is fully functional in every material respect on currently available platforms, and (iv) has been maintained by the BiteSquad Parties on their own behalf or on behalf of their customers and other transferees to their reasonable satisfaction and in accordance with industry standards. The BiteSquad Parties have taken all commercially reasonable actions to make such Software and other third-party Software used in connection therewith scalable and sufficient in all material respects for the current and anticipated future needs of the business of BiteSquad and BiteSquad’s technology and product roadmap as currently planned and reasonably foreseeable.

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(e)          All copies of source and object codes relating to all of the Software that is Owned Intellectual Property, and all derivative works or improvements thereof are complete and correct, except for minor deviations that would not have a material adverse effect on the function or use of any of such Software or cause such Software to malfunction. No Person other than a BiteSquad Party possesses a copy, in any form (print, electronic or otherwise), of any source code for such Software, and all such source code is in the sole possession of BiteSquad and has been maintained strictly confidential. No BiteSquad Party has any obligation to afford any Person access to any such source code. BiteSquad is in possession of all other material relating to the Software, including installation and user documentation, engineering specifications, flow charts and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, BiteSquad’s business.

(f)          Except as set forth on Schedule 4.18(f), no product or service of any BiteSquad Party (including any product or service of any BiteSquad Party currently under development) contains or otherwise uses any code that is, in whole or in part, subject to the provisions of any license to Publicly Available Software. All Publicly Available Software used by the BiteSquad Parties has been used in its entirety and without modification.

(g)         Except as set forth on Schedule 4.18(g), none of the BiteSquad Parties nor any of their consultants has used Publicly Available Software in whole or in part in the former or current development of any part of the Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property in a manner that may (i) require, or condition the use or distribution of any Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Owned Intellectual Property or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the BiteSquad Parties to use, distribute or enforce any Owned Intellectual Property in any manner.

(h)         The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software support, maintenance and trained personnel that are sufficient in all material respects for the current and anticipated future needs of the business of the BiteSquad Parties. BiteSquad has disaster recovery and security plans, procedures and facilities and has taken reasonable steps to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. BiteSquad has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The IT Assets have not suffered any Security Breach or material failure within the past five (5) years.

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(i)          Each BiteSquad Party, the former and current conduct of the business of each BiteSquad Party and all products and services of the BiteSquad Parties and the use thereof have not infringed or otherwise violated, and do not infringe or otherwise violate, any Intellectual Property rights of any Person. No BiteSquad Party is the subject of any pending legal proceeding that (i) alleges a claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person, and no such claim has been asserted or threatened against any BiteSquad Party at any time since the date of organization or incorporation, as the case may be, of such BiteSquad Party or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property. No Person has notified a BiteSquad Party that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by a BiteSquad Party or that a BiteSquad Party requires a license to any of such Person’s Intellectual Property rights in order for such BiteSquad Party to continue activities that are material to such BiteSquad Party’s business as currently conducted or as proposed to be conducted. To BiteSquad’s Knowledge, there is no actual unauthorized use, interference, disclosure, infringement, misappropriation or violation by any Person of any of the Owned Intellectual Property, and no written or oral claims alleging such infringement, violation or misappropriation have been made since BiteSquad’s organization against any Person by BiteSquad.

(j)          Except as set forth on Schedule 4.18(j), no BiteSquad Party has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any of BiteSquad Intellectual Property or any Intellectual Property that was formerly BiteSquad Intellectual Property in any Material Contract.

(k)          The consummation of the transactions contemplated by this Agreement will not, pursuant to any Contract to which a BiteSquad Party is a party, result in the loss or impairment of any BiteSquad Party’s right to own or use any BiteSquad Intellectual Property. Immediately subsequent to the Closing, the BiteSquad Intellectual Property shall be owned or available for use by the BiteSquad Parties on terms and conditions identical to those under which the BiteSquad Parties own or use the BiteSquad Intellectual Property immediately prior to the Closing, without payment of additional fees.

(l)          No BiteSquad Party has experienced any Security Breaches or material Security Incidents, and no BiteSquad Party has received any written or oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. No BiteSquad Party has received any written or oral complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any governmental authority or self-regulatory authority or entity) regarding such BiteSquad Party’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Each BiteSquad Party maintains systems and procedures reasonably intended to receive and respond to complaints regarding such BiteSquad Party’s Processing of Personal Information.

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(m)        Each BiteSquad Party is (i) in material compliance with, and (ii) has been in compliance with, except with respect to this clause (ii), such non-compliance as would not have a material adverse effect upon (A) the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of BiteSquad, or (B) the ability of BiteSquad to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, all applicable Privacy and Security Requirements. BiteSquad has made available to Parent true, accurate and complete copies of all Privacy Policies and Privacy Contracts. Each BiteSquad Party has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of such BiteSquad Party in connection with the use and/or operation of its products, services and business. Each Privacy Policy (i) is incorporated into BiteSquad’s Terms of Use Agreement, (ii) states that Personal Information and other data may be transferred in a merger, acquisition, reorganization, or sale of assets, and (iii) states how Personal Information and other data are Processed by any BiteSquad Web Site or any Software. BiteSquad requires each user of a BiteSquad Web Site and Software to agree and consent to the applicable Privacy Policy. The BiteSquad Parties have not used any Tracking Applications in a manner that materially violates any applicable Privacy and Security Requirements.

(n)         Each BiteSquad Party has implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including such BiteSquad Party’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. Each BiteSquad Party contractually requires all third parties who have access to or receive Personal Information from such BiteSquad Party to materially comply with all applicable Privacy and Security Requirements, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized Processing of the Personal Information.

(o)         The execution, delivery, or performance of this Agreement and the consummation of the contemplated transactions shall not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit any BiteSquad Party’s rights to own or Process any Personal Information used in or necessary for the conduct of the Business.

(p)         The BiteSquad Parties have implemented business continuity and disaster recovery plans and have arranged for back-up data processing services adequate to meet their data processing needs in the event that the information systems material to the BiteSquad Parties (or any of their material components) are rendered temporarily or permanently inoperative as a result of a natural or other disaster.

Section 4.19         Insurance.

(a)         Schedule 4.19(a) sets forth a true, accurate and complete list of all insurance policies maintained by each BiteSquad Party, specifying the type of coverage, the amount of coverage, the insurer, the policy number and the expiration date of each such policy (collectively, the “Insurance Policies”). The insurance coverage that each BiteSquad Party carries is adequate and appropriate for its business as presently conducted and proposed to be conducted.

(b)         With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the execution of this Agreement and the consummation of the transactions contemplated hereby; (iii) no BiteSquad Party or any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

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Section 4.20         Absence of Changes.

(a)         Since the date of the most recent balance sheet included in the Interim Financial Statements, each BiteSquad Party has operated its business in the ordinary course, consistent with its past practices, and there has not been any been any change, development, condition, occurrence, event or effect relating to such BiteSquad Party that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a BiteSquad Material Adverse Effect.

(b)         From the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, no BiteSquad Party has taken any action that (i) would be prohibited from being freely taken by Section 6.1 if such action had been taken after the date hereof and (ii) is material to the BiteSquad Parties, taken as a whole.

Section 4.21        Interested Party Transactions. Except as set forth on Schedule 4.21, no current officer or director of any BiteSquad Party or, to BiteSquad’s Knowledge, any current stockholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person, has had, either directly or indirectly, a material interest in: (a) any person or entity that purchases from, or sells, licenses or furnishes to, any BiteSquad Party any goods, property, technology, intellectual or other property rights or services; or (b) any Contract to which a BiteSquad Party is a party or by which it may be bound.

Section 4.22       Change of Control Payments. Except as set forth on Schedule 4.22, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from a BiteSquad Party to any stockholder, director, officer or employee of any BiteSquad Party, or any such payment materially increasing or accelerating (except as contemplated by this Agreement or the effect of which is contingent upon the consummation of the Merger).

Section 4.23        No Brokers’ Fees. Except as set forth on Schedule 4.23 (which fees shall be the sole responsibility of BiteSquad), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by BiteSquad or any of its Affiliates.

Section 4.24        Active Diners and Completed Orders. Schedule 4.24 sets forth a true and correct calculation of (a) the number of Active Diners during the Measurement Period and (b) the number of Completed Orders during the Measurement Period presented for each calendar quarter during the Measurement Period, effective as of the end of such quarter at 11:59 p.m. Hawaii Standard Time (the “Measurement Period Completed Orders”).

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Section 4.25        No Additional Representations and Warranties. Except as provided in this Article IV, none of BiteSquad or any of its directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty to Parent, Merger Sub or their Affiliates.

V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports, Parent represents and warrants to BiteSquad as of the date of this Agreement as follows:

Section 5.1          Organization and Authority. Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.2          Authorization and Enforceability. Each of Parent and Merger Sub has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Parent and Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and assuming due authorization and execution by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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Section 5.3          Noncontravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of Parent Organizational Documents or any organizational documents of any Subsidiaries of Parent (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Parent or Merger Sub, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or any Subsidiaries of Parent (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiaries of Parent (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to enter into and perform its respective obligations under this Agreement.

Section 5.4          Litigation and Proceedings. Except as set forth on Schedule 5.4, there are no pending or, to the knowledge of Parent, threatened, Actions against Parent or Merger Sub, or otherwise affecting Parent or Merger Sub or their assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent or Merger Sub with respect to Parent or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and Federal Securities Laws.

Section 5.6          No Brokers’ Fees. Except as set forth on Schedule 5.6 (which fees shall be the sole responsibility of Parent), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

Section 5.7          Solvency. Assuming that the representations and warranties of BiteSquad contained in this Agreement are true, accurate and complete in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, Parent (a) will be solvent, (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

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Section 5.8          SEC Reports; Financial Statements.

(a)         Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 25, 2016 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)         Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)         Parent has established and maintained a system of internal controls and, to Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

Section 5.9          No Parent Material Adverse Effect. Since the date of the latest Form 10-Q of Parent filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

Section 5.10        Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 299,000,000 shares of Parent Common Stock, of which 54,585,538 shares are issued and outstanding as of the date of this Agreement, (ii) 1,000,000 shares of Parent Preferred Stock, of which none are issued and outstanding as of the date of this Agreement, (iii) warrants to purchase 384,615 shares of Parent Common Stock at a price of $13.00 per share, and (iv) warrants to purchase 25,000,000 shares of Parent Common Stock at a price of $11.50 per share. Parent’s 2018 Omnibus Incentive Plan (the “Parent Incentive Plan”) authorized the issuance of up to 5,400,000 shares of Parent Common Stock pursuant to awards granted under Parent Incentive Plan, of which (x) options to purchase 559,507 shares of Parent Common Stock have been granted under the Parent Incentive Plan and are outstanding as of the date hereof and (y) 580,000 shares of restricted stock have been granted under the Parent Incentive Plan and are outstanding as of the date hereof.  Except as set forth in this Section 5.10 or on Schedule 5.10, there are no other shares of common stock, preferred stock or other equity interests of Parent authorized, reserved, issued (or planned to be issued) or outstanding or outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require Parent to issue, sell or otherwise cause to become outstanding any of its equity securities.

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Section 5.11         Reporting Company. Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

Section 5.12         Listing. The Parent Common Stock is listed on Nasdaq. Parent has not received any oral or written notice that the Parent Common Stock is ineligible or will become ineligible for listing on Nasdaq nor that the Parent Common Stock does not meet all requirements for the continuation of such listing. Parent satisfies all the requirements for the continued listing of the Parent Common Stock on Nasdaq. Parent is in material compliance with all applicable Nasdaq listing and corporate governance rules.

Section 5.13         Sarbanes-Oxley Act. Parent is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.14         Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15        Application of Takeover Protections. Parent and the Parent Board have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under any Parent Organizational Document or the Laws of the State of Delaware that are or could become applicable to BiteSquad as a result of BiteSquad, Parent and Merger Sub fulfilling their respective obligations or exercising their respective rights under this Agreement, including without limitation as a result of Parent’s issuance of the Stock Consideration.

Section 5.16         No Market Manipulation. Neither Parent nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Common Stock to facilitate the sale or resale of the Parent Common Stock or affect the price at which the Parent Common Stock may be issued or resold; provided, however, that this provision shall not prevent Parent from engaging in investor relations or public relations activities consistent with past practices.

Section 5.17        No Disagreements with Accountants and Lawyers. To Parent’s knowledge, there are no disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between Parent and the accountants and lawyers formerly or presently employed by Parent, including, disputes or conflicts over payment owed to such accountants and lawyers.

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Section 5.18        No Additional Representations and Warranties. Except as provided in this Article V, none of Parent or Merger Sub or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to BiteSquad or its Affiliates.

VI. COVENANTS

Section 6.1           Conduct of the Business. BiteSquad agrees that, during the period commencing on the date of this Agreement and ending as of the earlier of (x) termination of this Agreement in accordance with Article VIII, and (y) the Closing, except as otherwise contemplated by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), each BiteSquad Party shall (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of each BiteSquad Party, preserve intact the current business organization of the BiteSquad Parties, keep available the services of the current officers, key employees and agents of each BiteSquad Party and maintain the relations and goodwill with suppliers, customers, lessors, and licensors, and (iii) not, directly or indirectly, effect any of the following:

(a)          make any change in or amendment to its Organizational Documents;

(b)          (i) make, declare or pay any dividend or distribution to BiteSquad Unitholders in their capacities as owners of Membership Interests (which expressly shall not include any repurchases of Membership Interests from employees or other service providers pursuant to the express terms of repurchase rights contained in written agreements with such service providers), (ii) effect any recapitalization, reclassification, split or other change in its capitalization or (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional membership interests or securities convertible into or exchangeable for membership interests or other equity interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of membership interests or other equity interests, or split, combine or reclassify any membership interests or other equity interests;

(c)          enter into, assume, assign, partially or completely amend any material term of, modify any material term of or voluntarily terminate (excluding any expiration in accordance with its terms) any Material Contract, any material lease related to the Leased Real Property or any collective bargaining or similar agreement to which any BiteSquad Party is a party or by which it is bound, other than entry into such agreements in the ordinary course consistent with past practice;

(d)          incur any Indebtedness (other than a Working Capital Line of Credit and accounts payable and accrued liabilities in the ordinary course of business consistent with past practice);

(e)          sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business, except for sales or dispositions of items or materials in an amount not in excess of $100,000 in the aggregate;

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(f)          (i) grant or agree to grant to any employee or other independent contractor of any BiteSquad Party, who has annual compensation in excess of $100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits that is guaranteed to remain in effect after the Closing (and if such increase does not remain in effect after the Closing, such employee or other independent contractor will not have a right to terminate his or her employment or engagement in connection therewith and be eligible to receive severance or any other benefit), or (ii) adopt or establish any new compensation or employee benefit plans or arrangements, or amend, terminate, or agree to amend or terminate any existing BiteSquad Benefit Plans, or (iii) accelerate the time of payment, vesting or funding of any compensation or benefits under any BiteSquad Benefit Plan (including any plan or arrangement that would be a BiteSquad Benefit Plan if it was in effect on the date hereof), or (iv) make or agree to make any bonus or incentive payments to any individual outside of the currently effective bonus plan as has been made available to Parent, or (v) enter into any new employment, consulting or other compensation agreement (A) for which the annual compensation to be paid is greater than $100,000 or (B) that is not terminable upon notice and without liability to any BiteSquad Party, except (1) as may be required under applicable Law, (2) as required pursuant to BiteSquad Benefit Plans in accordance with their existing terms as in effect on the date hereof, (3) for payment of any accrued or earned but unpaid compensation, or (4) pursuant to employment, retention, change-of-control or similar type Contracts not to exceed $150,000 in the aggregate  or (vi) modify in any respect the terms of any existing employment, consulting or other compensation agreement or (vi) make any change to the key management structure of the BiteSquad Parties, including the hiring and firing of additional officers or termination of existing officers (other than for “cause”);

(g)         make, change or rescind any Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (c) change any Tax period, (d) adopt or change any method of Tax accounting, (e) file any amended Tax Return or claim for a Tax refund, (f) surrender any right to claim a refund of Taxes, (g) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (h) request any Tax ruling from a competent authority;

(h)         cancel or forgive any Indebtedness owed to any BiteSquad Party;

(i)          except as may be required by applicable Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of any BiteSquad Party (or change an annual accounting period);

(j)          unless required by applicable Law, (i) enter into any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the BiteSquad Parties;

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(k)         implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar applicable state and/or local laws;

(l)          grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien or a Lien securing the Working Capital Line of Credit) on any of its material assets or Leased Real Property;

(m)        make any material change to any of the cash management practices of the BiteSquad Parties, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(n)         make any material change to the marketing strategy of the BiteSquad Parties;

(o)         make any change to any tip-pooling arrangement or to any practices of any BiteSquad Party with respect to tips and gratuities as in effect as of the date hereof, unless required by applicable Law;

(p)         waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than (i) in the ordinary course of business, (ii) that otherwise do not exceed $100,000 individually or $200,000 in the aggregate, or (iii) solely through payment of Cash prior to Closing;

(q)         make or incur any capital expenditures, except for capital expenditures (i) in the ordinary course of business or (ii) other than capital expenditures in an amount not to exceed $100,000 individually or $200,000 in the aggregate;

(r)          (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, stock or other properties in excess of $100,000 individually or $200,000 in the aggregate, (iii) sell, transfer, license, assign or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of any BiteSquad Party with a value in excess of $200,000, or acquire any assets in excess of $200,000 or (iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any BiteSquad Party (other than the Merger);

(s)         enter into any agreement that restricts the ability of any BiteSquad Party to engage or compete in any line of business, or enter into any agreement that restricts the ability of any BiteSquad Party to enter a new line of business;

(t)          make any loans or advances to any Person, except for advances to employees or officers of any BiteSquad Party in the ordinary course of business consistent with past practice;

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(u)         fail to maintain, cancel or materially change coverage under any Insurance Policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to each BiteSquad Party and its assets and properties; and

(v)         authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1.

Section 6.2          Required Approval.

(a)         BiteSquad shall take all action necessary in accordance with applicable Law and its Organizational Documents to seek and obtain the BiteSquad Member Approval within two (2) Business Days after the execution and delivery of this Agreement. Promptly following the receipt of the BiteSquad Member Approval, BiteSquad shall provide a copy thereof to Parent. To the extent required by and in accordance with the MN LLC Act and the BiteSquad Operating Agreement, BiteSquad shall deliver promptly, but in no event later than the date of delivery of the Drag-Along Notice pursuant to Section 6.2(b), to any BiteSquad Unitholder or Incentive Unitholder that has not executed the BiteSquad Member Approval a notice of the BiteSquad Member Approval.

(b)         Promptly following delivery of the BiteSquad Member Approval, BiteSquad shall deliver, or cause the BiteSquad Unitholders who signed the BiteSquad Member Approval to deliver, to each Drag-Along Member, the Drag-Along Notice setting forth all information required pursuant to Section 9.2 of the BiteSquad Operating Agreement to effectuate the Drag-Along Sale (as defined in Section 9.2 of the BiteSquad Operating Agreement), including the waiver of any dissenters, appraisal or other similar rights of such Drag-Along Member, on or before the Effective Time, and take all other actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Section 6.3          Signing Form 8-K. As promptly as practicable, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and BiteSquad and Parent shall jointly issue a mutually agreeable press release announcing the execution of this Agreement.

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Section 6.4          Assistance with SEC Filings; Financial Statements and Related Information.

(a)         BiteSquad shall provide to Parent as promptly as practicable, but in no event more than thirty (30) days, after the date of this Agreement (i) audited consolidated financial statements of the BiteSquad Parties, including the balance sheets, statements of operations and comprehensive income (loss), statements of members’ equity and statements of cash flows as of and for the years ended December 31, 2017, and 2016, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of BiteSquad’s independent auditor with respect thereto, which shall be unqualified (the “Audited Financial Statements”), (ii) unaudited consolidated financial statements of the BiteSquad Parties, including the balance sheets, statements of operations and comprehensive income (loss), statements of members’ equity and statements of cash flows as of and for the nine (9) month period ended September 30, 2018 and the comparable period in calendar year 2017, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and reviewed by BiteSquad’s independent auditor (the “Reviewed Interim Financial Statements”) and (iii) Management’s Discussion and Analysis of Financial Position and Results of Operations prepared in accordance with Item 303 of Regulation S-K (as if BiteSquad was subject thereto) related to the periods described in clauses (i) and (ii), above. Promptly upon request from time to time by Parent, BiteSquad shall request and make best efforts to provide to Parent a consent from BiteSquad’s independent auditor to the inclusion or incorporation by reference of such auditor’s audit reports with respect to the Audited Financial Statements into Parent’s registration statements filed under the Securities Act.

(b)         BiteSquad shall provide to Parent as promptly as practicable after the date of this Agreement, but in no event later than March 28, 2019, (i) audited consolidated financial statements of the BiteSquad Parties under the American Institute of Certified Public Accountants (AICPA) standards, including the balance sheet, statements of operations and comprehensive income (loss), statement of members’ equity and statement of cash flows, as of and for the year ended December 31, 2018, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of BiteSquad’s independent auditor with respect thereto, which shall be unqualified, and (ii) Management’s Discussion and Analysis of Financial Position and Results of Operations prepared in accordance with Item 303 of Regulation S-K (as if BiteSquad was subject thereto) related to the period described in clause (i), above. For the avoidance of doubt, Parent shall have sole responsibility for the payment of any and all professional fees or other expenses incurred by any Party after the Effective Time in connection with the preparation of any SEC Reports, including, without limitation, financial statements prepared in accordance with the requirements of the covenants contained in this Section 6.4 (collectively, “Compliance Expenses”).

(c)         Parent shall provide commercially reasonable assistance to BiteSquad, to the extent requested, in the preparation of the Management’s Discussion and Analysis of Financial Position and Results of Operations contemplated in Section 6.4(a)(iii) and Section 6.4(b)(ii).

Section 6.5          SEC Matters. BiteSquad shall, and shall cause the BiteSquad Parties to, as promptly as reasonably practicable, provide Parent with all information concerning the BiteSquad Parties, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in any form, report, schedule or other document filed by Parent with the SEC and all amendments, modifications and supplements thereto. It is the sole responsibility of Parent to interpret and determine appropriate SEC guidance as it applies to Parent and Merger and to timely communicate requirements to BiteSquad. BiteSquad shall fully cooperate and make reasonable best efforts to timely provide any information to Parent that is required to be included within any SEC filing. BiteSquad shall make, and shall cause the BiteSquad Parties to make, their Affiliates, directors, officers, managers, employees, accountants and auditors reasonably available to Parent and its counsel in connection with the drafting of any filings to be made by Parent under the Exchange Act and/or the Securities Act. Without limiting the generality of the foregoing, BiteSquad shall, and shall use reasonable best efforts to cause its independent auditor to, cooperate with Parent in connection with the preparation of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

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Section 6.6          Financing Cooperation. Although the Parties acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing, prior to the Closing, BiteSquad shall, and shall cause each BiteSquad Party to, and shall use commercially reasonable efforts to cause the appropriate officers and employees of each BiteSquad Party to, provide such cooperation as is reasonably requested by Parent upon reasonable prior notice in connection with the Debt Financing, including (a) reasonably assisting Parent in the preparation of definitive financing documents, and other materials reasonably and customarily requested to be used in connection with obtaining the Debt Financing, (b) subject to the provisions of the Nondisclosure Agreement, providing reasonably promptly to Parent and the Debt Financing Sources such financial and other information regarding the BiteSquad Parties that is readily available or within the BiteSquad Parties’ possession, in each case, as is reasonably requested in connection with the Debt Financing, (c) each BiteSquad Party executing and delivering reasonable and customary certificates, management representation letters and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, subject to the occurrence of the Closing, (d) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any definitive documentation relating to the Debt Financing, (e) delivering notices of prepayment for the repayment in full of all Indebtedness of the Debt Financing Sources to be repaid at the Closing pursuant to Section 3.5(b), (f) delivering possessory collateral (such as certificated equity and promissory notes) within its possession to the Debt Financing Sources, subject to the occurrence of the Closing, and (g) taking all reasonably requested formal corporate actions relating to the Debt Financing, subject to the occurrence of the Closing.

Section 6.7          Access to Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to BiteSquad by third parties that may be in BiteSquad’s possession from time to time, and except for any information that in the opinion of legal counsel of BiteSquad would result in the loss of attorney-client privilege or other privilege from disclosure, BiteSquad shall afford to Parent and its representatives reasonable access during the period commencing on the date hereof and ending as of the Closing, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of BiteSquad, to all of BiteSquad’s books, Contracts, commitments, Tax Returns, records and officers of BiteSquad, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of BiteSquad as such representatives may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Notwithstanding the foregoing, in no event will Parent be entitled to any market-level operating or financial data, customer or restaurant databases or Trade Secrets. All information obtained by Parent and Merger Sub and their respective representatives under this Agreement shall be subject to the Nondisclosure Agreement prior to the Effective Time.

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Section 6.8          Commercially Reasonable Efforts; Consents.

(a)         Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement reasonably promptly after the date hereof, including obtaining all licenses, consents, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby. Each of BiteSquad and Parent shall pay fifty percent (50%) of the applicable filing fees due under the HSR Act.

(b)         Without limiting the generality of the foregoing, each Party shall promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use take all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party shall promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each Party shall: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and (iv) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective representatives, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

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(c)         No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, no Party shall be required to make any proposal or execute or carry out any agreement providing for: (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any asset or business, (ii) the imposition of any limitation or regulation on any Party to freely conduct their respective businesses or own any assets; or (iii) the holding separate of any assets or any limitation or regulation on the ability of any Party to exercise full rights of ownership.

Section 6.9          Publicity. None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 6.9. Nothing in this Section 6.9 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

Section 6.10        Non-Solicitation. From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, BiteSquad agrees that it shall not, and shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) or other BiteSquad Parties to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs BiteSquad that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. BiteSquad shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof.

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Section 6.11        Managers’ and Officers’ Indemnification.

(a)         Parent shall, and shall cause the Surviving Company immediately following the Closing to, ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a manager, officer, employee or agent of BiteSquad or who, at the request of BiteSquad, served as a manager, director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which BiteSquad is a party or bound, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b)         On or prior to the Closing Date, BiteSquad shall purchase, through a broker of BiteSquad’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of managers’ and officers’ liability insurance maintained by BiteSquad, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by BiteSquad’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under BiteSquad’s existing policy; provided, however, that the amount paid by BiteSquad per annum under this Section 6.11(b) shall not exceed 200% of BiteSquad’s current annual premium for BiteSquad’s current policy of managers’ and officers’ liability insurance, and; provided, further that if the annual premium exceeds such amount, then BiteSquad shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount.

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(c)         From and after the Effective Time, Parent shall and hereby agrees to cause the Surviving Company to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of BiteSquad and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of BiteSquad or as trustees or fiduciaries of any plan for the benefit of employees of BiteSquad, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, Parent and the Surviving Company, jointly and severally, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Surviving Company shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 6.11 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)         Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Company contained in this Section 6.11 shall be binding upon the successors and assigns of Parent and the Surviving Company. In the event Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.11

(e)         The obligations of Parent and the Surviving Company under this Section 6.11 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.11 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to BiteSquad or any of its managers or officers, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

Section 6.12        No Parent Stock Transactions. From and after the date of this Agreement until the Effective Time, no BiteSquad Party or any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent. BiteSquad shall use commercially reasonable efforts to require each of its representatives to comply with the foregoing sentence.

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Section 6.13         Tax Matters.

(a)          Tax Returns.

(i)          BiteSquad shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any BiteSquad Party that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(ii)         Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by any BiteSquad Party after the Closing Date with respect to a Pre-Closing Tax Period and shall timely pay all Taxes that are due and payable by any BiteSquad Party after the Closing Date, including Taxes with respect to Pre-Closing Tax Periods. To the extent not already in effect, the federal income Tax Return of BiteSquad that includes the Closing Date shall include an election under Section 754 of the Code.

(b)          Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any BiteSquad Party shall be terminated as of the Closing Date. After such date neither any BiteSquad Party nor any of their representatives shall have any further rights or liabilities thereunder.

(c)          Transfer Taxes. Notwithstanding anything to the contrary contained herein, Parent shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger. Parent shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes.

(d)          Certificate of Non-Foreign Status. At or prior to the Closing, BiteSquad shall have delivered to Parent a certificate (a “Certificate of Non-Foreign Status”) from each BiteSquad Unitholder dated as of the Closing Date that complies with Treasury Regulation Section 1.1445-2(b)(2) and Section 1446(f)(2) of the Code, certifying as to such BiteSquad Unitholder’s non-foreign status, in a form reasonably acceptable to Parent.

(e)          Tax Distributions. Notwithstanding anything to the contrary, no BiteSquad Unitholder shall retain any right to any distribution for Taxes pursuant to the terms of BiteSquad’s operating agreement.

(f)          Tax Treatment; Allocation.

(i)          The parties agree that the Merger shall be treated as a purchase by Parent, and a sale by the BiteSquad Unitholders, of partnership interests that gives rise to a basis adjustment in the assets of BiteSquad and its Subsidiaries (other than KASA Delivery Corporation) under Section 743 of the Code.

(ii)         After the final determination of Closing Net Working Capital, Parent shall prepare a schedule allocating the Merger Consideration (including applicable liabilities of BiteSquad and its Subsidiaries) among the assets and liabilities of BiteSquad and its Subsidiaries (the “Merger Consideration Allocation Schedule”). The Merger Consideration Allocation Schedule will be prepared in accordance with the applicable provisions of the Code.

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Section 6.14        Notification of Certain Matters. Each of BiteSquad and Parent shall provide the other Parties with prompt written notice of (a) any failure to comply with or satisfy, in any material respect, any covenant, condition or agreement hereunder, or (b) any event, fact or circumstance that (i) would reasonably be expected to cause any of such Party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Merger, (ii) would have been required to be disclosed under this Agreement had it existed or been known on the date hereof, (iii) gives such Party any reason to believe that any of the conditions set forth in Article VII would reasonably be expected not to be satisfied, or (iv) is of a nature that is or would reasonably be expected to result in a BiteSquad Material Adverse Effect or a Parent Material Adverse Effect.

Section 6.15        Section 280G. To the extent applicable, BiteSquad shall, no later than thirty (30) days prior to the Closing, (a) solicit waivers of any excess parachute payment (as described below) from each person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) solicit the approval of BiteSquad Unitholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the transactions contemplated hereby, be deemed to constitute “excess parachute payments.” To the extent required to comply with the provisions of the preceding sentence, BiteSquad shall deliver, among other items, to its equity holders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. The form of waiver, solicitation of approval, and disclosure materials shall be subject to the approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed.

Section 6.16        Nasdaq Matters. Parent shall take all actions necessary to maintain its listing on Nasdaq.

Section 6.17        Termination of Management Agreements. Notwithstanding anything in this Agreement to the contrary, BiteSquad shall take all actions necessary to pay all amounts owing under and thereafter terminate the management agreements any BiteSquad Party may have with ADM Management, Inc. and KSM Holdings, LLC (collectively, the “Management Agreements”) on or prior to the Closing such that no party thereto shall have any further liabilities or obligations thereunder following the Closing.

Section 6.18        Release of Mortgage Guarantee. BiteSquad shall terminate the guaranty of any BiteSquad Party relating to the Wells Fargo SBA Loan (the “Mortgage Guarantee”) on or prior to the Closing, such that any liens or other security interests on any assets of a BiteSquad Party in connection with that Wells Fargo SBA Loan shall be terminated and released as of the Closing.

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Section 6.19        Post-Closing Cooperation; Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 6.20        Parent Board. Parent shall cause the BiteSquad Designee (or a replacement designated by the BiteSquad Member Representative, in the event that any BiteSquad Designee is or becomes unable or unwilling to serve in such position) to be re-nominated for election to the Parent Board of Directors at each of the annual meetings of Parent’s shareholders at which the class of directors to which the BiteSquad Designee belongs are up for election during the thirty-six (36) months following the Effective Time.

Section 6.21        Indebtedness Payoff. On or prior to the Closing Date, BiteSquad shall obtain and provide to Parent a true and correct copy of a payoff letter with respect to each of the Working Capital Line of Credit and the Subordinated Note Amount (collectively, the “Payoff Letters”) duly executed by each borrower and creditor thereunder, in customary form and providing for the termination of such Indebtedness and related documents and the termination and release of all Liens securing such Indebtedness (subject to delivery of funds in respect thereof as arranged by Parent as contemplated by Section 3.5(b)).

Section 6.22        RWI Policy; Cooperation. Parent may obtain, on or prior to the Closing Date, a buyer-side representation and warranty insurance policy from an insurance provider (the “RWI Policy”). All premiums due under any such RWI Policy shall be paid by Parent to such insurance provider when due. Notwithstanding any provision of this Agreement to the contrary, solely between Parent and its Subsidiaries, on the one hand, and the insurance provider or insurer under the RWI Policy, on the other hand, nothing in this Agreement shall limit or restrict the rights of Parent pursuant to or under the RWI Policy. Notwithstanding anything herein to the contrary, Parent’s recovery for any BiteSquad breach of its representations and warranties shall be limited to insurance coverage provided for in the RWI Policy. BiteSquad shall cooperate in good faith with Parent’s efforts to obtain the RWI Policy and to have such RWI Policy issued and in full force and effect prior to or upon the Effective Time, including by providing the insurance provider and its attorneys customary and reasonable access (subject to the terms and conditions set forth in Section 6.5) to information reasonably requested and necessary to complete the insurance provider’s customary due diligence process with respect to the RWI Policy.

Section 6.23         Adjustment Escrow Account. The Parties shall use reasonable best efforts to agree, between the date of this Agreement and the Closing date, on the terms of an adjustment escrow agreement (the “Adjustment Escrow Agreement”) with an escrow agent (the “Adjustment Escrow Agent”), mutually agreeable to BiteSquad and Parent (which agreement shall not be unreasonable withheld, conditioned or delayed), to be entered into at market terms and on the terms consistent with those set forth in this Agreement for the purpose of administering an adjustment escrow account (the “Adjustment Escrow Account”).

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VII. CONDITIONS TO CLOSING

Section 7.1          Conditions to Obligations of all Parties. The obligations of Parent, Merger Sub and BiteSquad to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)         HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

(b)         No Governmental Order. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger.

(c)         BiteSquad Member Approval. BiteSquad Member Approval shall have been obtained.

Section 7.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a)         Representations and Warranties.

(i)          The representations and warranties of BiteSquad contained in Section 4.1 (Organization and Authority), Section 4.2 (Authorization and Enforceability), Section 4.3 (Noncontravention), Section 4.4 (No Subsidiaries), Section 4.6 (Capitalization) and Section 4.23 (No Brokers’ Fees) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date); and

(ii)         the other representations and warranties of BiteSquad  contained in Article IV shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a material adverse effect upon (A) the business, results of operations, workforce, prospects, properties, assets, liabilities or condition (financial or otherwise) of BiteSquad or (B) the ability of BiteSquad to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, in each case without giving effect to any limitation as to materiality or BiteSquad Material Adverse Effect set forth therein.

(b)         Performance of Obligations. Each of the covenants of BiteSquad to be performed as of or prior to the Closing shall have been performed in all material respects.

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(c)         Officer’s Certificate. Parent shall have received a certificate signed on behalf of BiteSquad by a senior executive officer of BiteSquad to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) as they relate to BiteSquad have been satisfied.

(d)         No BiteSquad Material Adverse Effect. Since the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any change, event or effect that, individually or when taken together with all other changes, events or effect, constitutes a BiteSquad Material Adverse Effect.

(e)         BiteSquad Member Approval. Parent shall have received a copy of the BiteSquad Member Approval, which shall remain in full force and effect.

(f)          Management Agreements. BiteSquad shall have delivered to Parent evidence of termination of the Management Agreements, in form and substance reasonably satisfactory to Parent.

(g)         Secretary’s Certificate. BiteSquad shall have delivered to Parent a certificate executed by the secretary of BiteSquad or another authorized executive officer certifying, as of the Closing Date, (i) the Organizational Documents of BiteSquad, (ii) the authorizing resolutions of BiteSquad and the members of BiteSquad and (iii) the incumbency and signatures of the Persons signing this Agreement or any agreement delivered in connection herewith on behalf of BiteSquad.

(h)         Good Standing. BiteSquad shall have delivered, or caused to be delivered, to Parent, a certificate of good standing (or equivalent document) for each BiteSquad Party, issued by the Secretary of State for the State of Minnesota and any other jurisdiction in which each BiteSquad Party is required to be qualified to do business, dated not more than ten (10) Business Days prior to the Closing Date.

(i)          Certificate of Non-Foreign Status. BiteSquad shall have delivered, or caused to be delivered, to Parent a Certificate of Non-Foreign Status of BiteSquad.

(j)          Blocker Agreement. Parent shall have received a duly executed copy of the Blocker Agreement, which shall remain in full force and effect.

(k)         Adjustment Escrow Agreement. Parent shall have received a duly executed copy of the Adjustment Escrow Agreement, executed by BiteSquad, which shall remain in full force and effect.

(l)          Payoff Letters; Transaction Expenses; Mortgage Guarantee; Liens. BiteSquad shall have delivered or caused to be delivered to Parent the Payoff Letters and evidence of (i) satisfaction of or arrangements to satisfy (including true, correct and complete invoices reflecting all Transaction Expenses) all obligations for payment of Transaction Expenses, (ii) direction letters from the BiteSquad Principals providing for payoff of the Mortgage from the Merger Consideration otherwise payable to them, as provided for in a funds flow memorandum and (iii) release of any Liens on the BiteSquad Parties, in each case prior to or contemporaneously with the Closing and in form and substance reasonably satisfactory to Parent.

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Section 7.3          Conditions to Obligations of BiteSquad. The obligations of BiteSquad to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BiteSquad:

(a)         Representations and Warranties. The representations and warranties of Parent contained in Article V shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of all such representations of Parent to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)         Performance of Obligations. Each of the covenants of Parent and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)         Officer’s Certificate. BiteSquad shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of Parent and Merger Sub, as the case may be, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)         No Parent Material Adverse Effect. Since the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any change, event or effect that, individually or when taken together with all other changes, events or effect, constitutes a Parent Material Adverse Effect.

(e)         Registration Rights Agreement. Parent shall have delivered or caused to be delivered to each investor party thereto the Registration Rights Agreement, duly executed by Parent.

(f)          Adjustment Escrow Agreement. BiteSquad shall have received a duly executed copy of the Adjustment Escrow Agreement, executed by Parent and the Adjustment Escrow Agent, which shall remain in full force and effect

Section 7.4          Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

VIII.         TERMINATION

Section 8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)         by written consent of BiteSquad and Parent;

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(b)         by the written notice of Parent if there has been a breach of any representation, warranty, covenant or other agreement made by BiteSquad in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 7.2(a) or Section 7.2(b) not being satisfied as of the Closing Date (a “Terminating BiteSquad Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from Parent of such Terminating BiteSquad Breach is received by BiteSquad (such notice to describe such Terminating BiteSquad Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that Parent is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b); provided, further, that the thirty (30) day cure period for BiteSquad to cure a Terminating BiteSquad Breach set forth in subclause (ii) above shall not apply if such Terminating BiteSquad Breach is a result of a breach of Section 7.1;

(c)         by written notice of BiteSquad if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Merger Sub, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 7.3(a) or Section 7.3(b) not being satisfied as of the Closing Date (a “Terminating Parent Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from BiteSquad of such Terminating Parent Breach is received by Parent (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that BiteSquad is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in in Section 7.2(a) or Section 7.2(b); provided, further, that the thirty (30) day cure period for Parent to cure a Terminating Parent Breach set forth in subclause (ii) above shall not apply if such Terminating Parent Breach is a result of a breach of Section 7.1;

(d)         by written notice of BiteSquad in accordance with Section 3.3(d) if the Completed Order Adjustment results in a decrease of the Base Merger Consideration in excess of five percent (5%); provided, that Parent shall not have deemed the Completed Order Adjustment to be an amount equal to five percent (5%) of the Base Merger Consideration pursuant to Section 3.3(d);

(e)         by written notice of BiteSquad or Parent if the Closing has not occurred on or prior to February 28, 2019 (the “Outside Date”) for any reason other than delay and/or non-performance of the Party seeking such termination; and

(f)          by written notice of Parent if the condition set forth in Section 7.2(e) has not been satisfied within two (2) Business Days after the execution and delivery of this Agreement.

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Section 8.2          Effect of Termination. Except as set forth in this Section 8.2 or Section 10.13, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement or fraud by such party occurring prior to such termination. The provisions of this Section 8.2, Section 10.7, Section 10.8, Section 10.9, Section 10.10, Section 10.12, Section 10.14 and Section 10.16 (collectively, the “Surviving Provisions”) and the Nondisclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 8.3           Qualified Termination.

(a)         Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to either Section 8.1(c) or Section 8.1(d) (a “Qualified Termination”), then Parent shall promptly, but in no event later than ten (10) Business Days after the date of termination of this Agreement, pay by wire transfer of immediately available funds to an account designated by BiteSquad, to BiteSquad an amount in cash equal to $15,000,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b)         Parent acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, BiteSquad would not enter into this Agreement. Each of the Parties further acknowledges that the payment by Parent of the Parent Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate BiteSquad in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(c)         Notwithstanding anything to the contrary in this Agreement, in the event a Qualified Termination occurs and the Parent Termination Fee is paid to BiteSquad, or as directed by BiteSquad: (i) the payment of the Parent Termination Fee pursuant to Section 8.3(a) shall be the sole and exclusive remedy of BiteSquad and its Affiliates against Parent and its Affiliates for any liabilities of any kind (including reasonable attorney’s fees and expenses) suffered in connection with this Agreement (including as a result of any breach of any covenant or agreement or other provision in this Agreement) or the failure of the transactions contemplated by this Agreement; (ii) upon payment of the Parent Termination Fee, none of Parent or its Affiliates shall have any further liability or obligation to BiteSquad and its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement; and (iii) upon payment of the Parent Termination Fee, none of BiteSquad and its Affiliates shall have any further recourse against any of Parent and its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement and BiteSquad shall cause any Action pending against Parent and its Affiliates in connection with this Agreement and/or the transactions contemplated by this Agreement to be dismissed with prejudice promptly, but in any event within five (5) Business Days thereafter; provided that nothing in this Section 8.3(c) shall limit the right of BiteSquad: (x) to bring or maintain any claim, action or proceeding for injunction, specific performance or other equitable relief against Parent or any of its Affiliates to the extent provided in Section 10.13, unless a Qualified Termination has occurred and the Parent Termination Fee has been paid in accordance with Section 8.3(a); or (y) to bring or maintain any claim, action or proceeding against Parent or any its Affiliates arising out of a breach of the Nondisclosure Agreement. For the avoidance of doubt, in no event shall BiteSquad or any of its Affiliates be entitled to receive both the Parent Termination Fee and specific performance under this Agreement.

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IX. Member Representative

Section 9.1           Appointment. By virtue of the adoption of this Agreement by written consent the BiteSquad Unitholders and Incentive Unitholders irrevocably nominate, constitute and appoint Arash Allaei (the “BiteSquad Member Representative”) as the agent and true and lawful attorney-in-fact of the BiteSquad Unitholders and Incentive Unitholders, with full power of substitution, to act in the name, place and stead of the BiteSquad Unitholders and Incentive Unitholders for purposes of executing any documents and taking any actions that the BiteSquad Member Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement.

Section 9.2           Authority.

(a)          The BiteSquad Unitholders and Incentive Unitholders grant to the BiteSquad Member Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the BiteSquad Unitholders and Incentive Unitholders (in the name of any or all of the BiteSquad Unitholders or Incentive Unitholders or otherwise) any and all documents that the BiteSquad Member Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the BiteSquad Member Representative may, in its sole discretion, determine to be appropriate, in performing its/his duties as contemplated by Section 9.1, which grant shall include the irrevocable proxy and power of attorney to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by the BiteSquad Member Representative to effectuate the consummation of the Merger pursuant to Section 9.2(e) of the BiteSquad Operating Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with this Agreement: (i) Parent will be entitled to deal exclusively with the BiteSquad Member Representative on all matters relating to this Agreement (but the BiteSquad Member Representative will have no liability for the obligations of the BiteSquad Unitholders and Incentive Unitholders); and (ii) Parent will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any BiteSquad Unitholder or Incentive Unitholder by the BiteSquad Member Representative, and on any other action taken or purported to be taken on behalf of any BiteSquad Unitholder or Incentive Unitholder by the BiteSquad Member Representative, as fully binding upon such BiteSquad Unitholder or Incentive Unitholder.

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(b)         BiteSquad Member Representative Fund. The BiteSquad Member Representative Fund may be used at the discretion of the BiteSquad Member Representative solely for the payment of reasonable and documented expenses incurred in the administration of the BiteSquad Member Representative’s duties under this Agreement or any other documents or agreements contemplated in connection with this Agreement, arising hereunder, or otherwise related hereto. When determined in the reasonable discretion of the BiteSquad Member Representative from time to time, the BiteSquad Member Representative may reduce the amount of the BiteSquad Member Representative Fund and, in connection therewith, shall pay, or cause to be paid, to the Exchange Agent such portion of the BiteSquad Member Representative Fund to be disbursed to the BiteSquad Unitholders and In-the-Money Incentive Unitholders in accordance with the Exchange Agent Agreement. No interest shall be paid on any portion of the BiteSquad Member Representative Fund that is so released and paid to a BiteSquad Unitholder or In-the-Money Incentive Unitholder.

Section 9.3           Power of Attorney. The BiteSquad Unitholders and Incentive Unitholders recognize and intend that the power of attorney granted in Section 9.1 (a) is coupled with an interest and is irrevocable, (b) may be delegated by the BiteSquad Member Representative (provided that such delegation is reasonably acceptable to Parent) and (c) will survive the death or incapacity of any BiteSquad Unitholder or Incentive Unitholders.

Section 9.4          Replacement. If the BiteSquad Member Representative is unable to fulfill its responsibilities hereunder, the BiteSquad Unitholders and Incentive Unitholders will (by consent of those Persons entitled to at least a majority of the Merger Consideration), within thirty (30) days after such dissolution or inability, appoint a successor to the BiteSquad Member Representative and immediately thereafter notify Parent of the identity of such successor. Any such successor will succeed the BiteSquad Member Representative as the “BiteSquad Member Representative” hereunder. If for any reason there is no BiteSquad Member Representative at any time, all references herein to the BiteSquad Member Representative will be deemed to refer to the BiteSquad Unitholders and Incentive Unitholders.

Section 9.5          Exculpation. The BiteSquad Member Representative will not be liable to any BiteSquad Unitholder or Incentive Unitholder for any act done or omitted hereunder as BiteSquad Member Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The BiteSquad Unitholders and Incentive Unitholders will jointly and severally indemnify the BiteSquad Member Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the BiteSquad Member Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

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X. MISCELLANEOUS

Section 10.1        Modification or Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors of any of the Parties to terminate this Agreement in accordance with Section 8.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.1. Notwithstanding anything to the contrary in this Section 10.1 or elsewhere in this Agreement, none of Section 8.3(c), this Section 10.1, Section 10.7, Section 10.8, Section 10.9, Section 10.13 or Section 10.17 (or any definition set forth in, or other provision of, this Agreement to the extent that an amendment or modification of such definition or other provision would amend or modify the substance of Section 8.3(c), this Section 10.1, Section 10.7, Section 10.8, Section 10.9, Section 10.13 or Section 10.17) may be amended, waived or modified in a manner that would be adverse to any Debt Financing Source or any of its Financing Related Parties without the prior written consent of such Debt Financing Source (and any such amendment, waiver or modification without such prior written consent shall be null and void).

Section 10.2         Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.1 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 10.3         Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

(a)          If to Parent:

Waitr Holdings Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel Rubinstein

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(b)          If to Merger Sub:

Wingtip Merger Sub, Inc.

c/o Waitr Holdings Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Joel Rubinstein

(c)          If to BiteSquad (prior to the Closing):

BiteSquad.com, LLC

905 Park Avenue

Minneapolis, MN 55404

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Gray Plant Mooty

500 IDS Center
80 South Eighth Street
Minneapolis, MN USA 55402

Attention: Daniel Tenenbaum

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.4        Entire Agreement. This Agreement (including the Disclosure Schedules, Annexes, and Exhibits hereto) and the Nondisclosure Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist among the Parties, except as expressly set forth in this Agreement and the Nondisclosure Agreement.

Section 10.5        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.5 shall be null and void, ab initio.

Section 10.6        Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may deliver this Agreement to the other Parties by means of facsimile or portable document format (.PDF) signature.

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Section 10.7        No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of BiteSquad (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.11, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.14; provided, further that the Debt Financing Sources and their respective Financing Related Parties shall be third party beneficiaries of Section 8.3(c), Section 10.1, this Section 10.7, Section 10.8, Section 10.9, Section 10.13 and Section 10.17 and shall have the right to consent to any modification of Section 8.3(c), Section 10.1, this Section 10.7, Section 10.8, Section 10.9, Section 10.13 and Section 10.17 (or any definition set forth in, or other provision of, this Agreement to the extent the modification thereof would modify the substance of Section 8.3(c), Section 10.1, this Section 10.7, Section 10.8, Section 10.9, Section 10.13 and Section 10.17) to the extent such modification affects their interests.

Section 10.8        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding anything to the contrary in this Agreement and without limiting Section 10.17, each Party, on behalf of itself and its respective Affiliates agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Financing, the Debt Commitment Letter or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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Section 10.9        CONSENT TO JURISDICTION. EACH OF PARENT, MERGER SUB AND BiteSquad HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE APPLICABLE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT, MERGER SUB AND BiteSquad HEREBY AGREE NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS. EACH OF PARENT, MERGER SUB AND BiteSquad IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. WITHOUT LIMITING THE TERMS OF SECTION 10.17 HEREIN, IF NOTWITHSTANDING THOSE TERMS ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IS BROUGHT OR MAINTAINED AGAINST ANY DEBT FINANCING SOURCE OR ANY FINANCING RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF, THE PARTIES HERETO AGREE THAT IT MAY NOT BE BROUGHT OR MAINTAINED IN ANY FORUM OTHER THAN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN, OR , IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN, IN EACH CASE, THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO VENUE OR TO CONVENIENCE OF FORUM.

Section 10.10      WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, PARENT, MERGER SUB AND BiteSquad EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL ACTION ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF AGAINST ANY DEBT FINANCING SOURCE OR ANY FINANCING RELATED PARTY) OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. BiteSquad HEREBY EXPRESSLY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR PARENT TO ENTER INTO THIS AGREEMENT.

Section 10.11      Severability. If any portion or provision hereof is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder hereof, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

Section 10.12     Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Parent shall pay on demand any and all costs of collecting or enforcing payment under this Agreement incurred by BiteSquad, including reasonable attorneys’ fees, in enforcing Parent’s obligation to pay the Parent Termination Fee.

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Section 10.13      Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither BiteSquad nor Parent would have entered into this Agreement. Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction. For the avoidance of doubt, in no event shall any BiteSquad Related Party be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source.

Section 10.14      Non-Recourse. Without limiting the rights of BiteSquad under and to the extent provided under Section 10.13, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Without limiting the rights of BiteSquad under and to the extent provided under Section 10.13, except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of BiteSquad or Parent under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.15      Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Parent and BiteSquad, in writing, which approval shall not be unreasonably withheld by any Party.

Section 10.16      Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time and shall expire upon the occurrence of the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

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Section 10.17      No Recourse Against Debt Financing Sources. Notwithstanding anything herein to the contrary, (a) none of BiteSquad, the BiteSquad Unitholders, the Incentive Unitholders or the BiteSquad Member Representative nor any of their Affiliates, stockholders, partners, members, officers, directors, managers, employees, controlling persons, agents and representatives or any other Person acting on their behalf (each a “BiteSquad Related Party” and collectively the “BiteSquad Related Parties”) shall have any rights or claims (including any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise) against any Debt Financing Source or Financing Related Party in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any transaction contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether at law or in equity, whether in contract or in tort or otherwise) to any BiteSquad Related Party for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter or the performance thereof, whether at law or equity, in contract, in tort or otherwise. In furtherance of the foregoing, each BiteSquad Related Party agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Debt Financing Source or Financing Related Party in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any transaction contemplated hereby or thereby. In addition, in no event will any Debt Financing Source be liable to any BiteSquad Related Parties for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

WAITR HOLDINGS INC.

By:	/s/ Chris Meaux
	Name:	Chris Meaux
	Title:	Chief Executive Officer

WINGTIP MERGER SUB, INC.

By:	/s/ Chris Meaux
	Name:	Chris Meaux
	Title:	President and Secretary

[Signature page to Agreement and Plan of Merger]

BITESQUAD.COM, LLC

By:	/s/ Kian Salehi
	Name:	Kian Salehi
	Title:	Co-Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

Example Calculation of Net Working Capital

[See attached.]

Exhibit B

Form of Registration Rights Agreement

[See attached.]

Exhibit C

Form of Stockholder Lockup Agreement

[See attached.]

Exhibit D-1

Form of Delaware Certificate of Merger

[See attached.]

Exhibit D-2

Form of Minnesota Articles of Merger

[See attached.]

Exhibit E

Form of Fourth Amended and Restated Operating Agreement of BiteSquad

[See attached.]